UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Clearwire Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Class A Common Stock, par value $0.0001 per share, of Clearwire Corporation

(2)	Aggregate number of securities to which transaction applies:

(A) 668,248,967 shares of Class A Common Stock outstanding and not beneficially owned by Sprint Nextel Corporation, SoftBank Corp. or any of their respective affiliates, (B) 65,644,812 shares of Class B Common Stock and Class B Common Units of Clearwire Communications, LLC outstanding and not beneficially owned by Sprint Nextel Corporation, SoftBank Corp. or any of their respective affiliates, which can be exchanged into 65,644,812 shares of Class A Common Stock, (C) 30,840,354 restricted stock units outstanding or reserved for issuance pursuant to awards made under the Company’s 2012 Performance Long-Term Incentive Plan and (D) 2,000,000 shares of Class A Common Stock issuable upon exercise of outstanding warrants with an exercise price of less than $5.00.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 668,248,967 shares of Class A Common Stock outstanding and not beneficially owned by Sprint Nextel Corporation, SoftBank Corp. or any of their respective affiliates, multiplied by $5.00 per share, (B) 65,644,812 shares of Class B Common Stock and Class B Common Units of Clearwire Communications, LLC outstanding and not beneficially owned by Sprint Nextel Corporation, SoftBank Corp. or any of their respective affiliates, which can be exchanged into 65,644,812 shares of Class A Common Stock, multiplied by $5.00 per share, (C) 30,840,354 restricted stock units outstanding or reserved for issuance pursuant to awards made under the Company’s 2012 Performance Long-Term Incentive Plan, multiplied by $5.00 per share and (D) 2,000,000 shares of Class A Common Stock issuable upon exercise of outstanding warrants with an exercise price of less than $5.00, multiplied by $3.25 per share (which is the excess of $3.40 over the weighted average exercise price of such warrants)

(4)	Proposed maximum aggregate value of transaction:

$3,830,170,665.00

(5)	Total fee paid:

$522,435.28*

*	Includes $355,103.22 fee paid previously.

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

$355,103.22

(2)	Form, Schedule or Registration Statement No.:

Schedule 14A

(3)	Filing Party:

Clearwire Corporation

(4)	Date Filed:

February 1, 2013, March 12, 2013 and May 22, 2013

Clearwire Corporation

1475 120th Avenue Northeast

Bellevue, Washington 98005

June 25, 2013

Dear Stockholders:

I am pleased to report that on June 20, 2013, Clearwire Corporation, which we refer to as the Company or Clearwire, entered into an amendment dated as of June 20, 2013, which we refer to as the Amendment, to the Agreement and Plan of Merger, dated as of December 17, 2012 and as further amended (including by the Amendment), by and among Sprint Nextel Corporation, which we refer to as Sprint, Collie Acquisition Corp., a wholly-owned subsidiary of Sprint, and the Company, which we refer to as the Merger Agreement, to increase the per share merger consideration from $3.40 per share of Clearwire’s Class A common stock to $5.00 per share of Clearwire’s Class A common stock.

On or about April 23, 2013, we mailed you a proxy statement relating to a Special Meeting of the stockholders of the Company, originally scheduled to have been held on May 21, 2013, to consider and vote on, among other things, a proposal to adopt the Merger Agreement.

On or about May 22, 2013, we mailed to you a supplement to our proxy statement to advise you that the parties to the Merger Agreement executed an amendment dated as of May 21, 2013 to the Merger Agreement to increase the per share merger consideration from $2.97 per share of Clearwire’s Class A common stock to $3.40 per share of Clearwire’s Class A common stock and update additional disclosures included in the proxy statement. On or about May 28, 2013 and May 30, 2013, we provided you with further supplements to our proxy statement to update disclosure included in the proxy statement.

On or about June 13, 2013, we mailed to you a supplement to our proxy statement to advise you that our board of directors had resolved to recommend that the holders of the Company’s Class A common stock (other than DISH Network Corporation, which we refer to as DISH, DISH Acquisition Holding Corporation, a wholly-owned subsidiary of DISH, which we refer to as the Offeror and each of their affiliates) vote against each of the proposals described in the proxy statement and tender their shares of common stock pursuant to the cash tender offer by Offeror to acquire all outstanding shares of Clearwire’s Class A common stock at a price of $4.40 per share. We refer to the original proxy statement dated April 23, 2013 as the proxy statement, and, collectively, to the proxy statement supplements dated May 22, 2013, May 28, 2013, May 30, 2013 and June 13, 2013 as the prior proxy statement supplements.

As noted above, the Amendment increases the per share merger consideration from $3.40 per share of Clearwire’s Class A common stock to $5.00 per share of Clearwire’s Class A common stock. This increased offer values Clearwire at approximately $14 billion, or approximately $0.30 per MHZ-pop, and represents an approximately 47% premium to Sprint’s previous offer of $3.40 per share announced on May 21, 2013 and an approximately 285% premium to Clearwire’s closing share price on Oct. 10, 2012, the day before the Sprint-SoftBank discussions were first confirmed in the marketplace and Clearwire was speculated to be a part of that transaction. This offer also represents an approximately 14% premium to the $4.40 per share price included in the pending tender offer by DISH Network Corporation.

The purpose of this supplement to the proxy statement is to:

•

Advise you that the parties to the Merger Agreement have executed the Amendment to increase the per share merger consideration from $3.40 per share of Clearwire’s Class A common stock to $5.00 per share of Clearwire’s Class A common stock and to make certain other changes described herein;

•

Advise you that our board of directors, upon the recommendation of a Special Committee of the board consisting of three independent and disinterested directors who are not officers or employees of the Company or Sprint designees to the Company board, and who will not have an economic interest in the Company or the surviving corporation following the completion of the merger, which we refer to as the Special Committee, has reinstated its recommendation with respect to each of the proposals described in the proxy statement in light of the Amendment and recommends that you vote FOR each of the proposals described herein; and

•	Update additional disclosures included in the proxy statement.

Pursuant to the Amendment, if the merger is completed, each outstanding share of Clearwire’s Class A common stock, par value $0.0001 per share (other than shares held by Sprint, SoftBank Corp., or any of their respective direct or indirect wholly-owned subsidiaries and any stockholders who properly exercise their appraisal rights under Delaware law), will now automatically be converted into the right to receive $5.00 in cash, without interest, less any applicable withholding taxes.

In light of the Amendment, our board of directors, after receiving the unanimous recommendation of the Special Committee, has determined that the merger is advisable, is substantively and procedurally fair to, and is in the best interests of our unaffiliated stockholders. The Special Committee made its determination after consultation with its independent legal and financial advisors and consideration of a number of factors. Our board has also approved and declared advisable the Merger Agreement and resolved to recommend that the stockholders adopt the Merger Agreement.

The board of directors now recommends that you vote “FOR” each of the proposals described in the proxy statement, as supplemented by the prior proxy statement supplements and this proxy statement supplement.

If you have already voted for the Merger Agreement proposal using a properly executed WHITE or BLUE proxy card or otherwise voted for the Merger Agreement proposal over the Internet or by telephone, you will be considered to have voted for adoption of the Merger Agreement, as amended, and do not need to do anything, unless you wish to revoke or change your vote. If you have not previously voted or if you wish to revoke or change your vote, please vote over the Internet or by telephone, or complete, date, sign and return the enclosed GREEN proxy card as soon as possible. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

The accompanying supplement to the proxy statement provides you with additional information about the Amendment and our board’s decision to change its recommendation with respect to the Merger Agreement. The information provided in the proxy statement and the prior proxy statement supplements continues to apply, except as described in this proxy statement supplement. To the extent information in this proxy statement supplement differs from, updates or conflicts with information contained in the proxy statement or the prior proxy statement supplements, the information in this proxy statement supplement is the more current information and will supersede the information in the proxy statement and the prior proxy statement supplements. A copy of the Amendment is attached as an Annex S-A to the accompanying proxy statement supplement. We encourage you to carefully read the entire proxy statement supplement and its annexes, including the Amendment, as well as the original proxy statement and its annexes and the prior proxy statement supplements and their annexes. You may also obtain additional information about the Company from other documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares or revoking a prior proxy or desire another copy of the proxy statement, the prior proxy statement supplements or this proxy statement supplement, please contact our proxy solicitor, MacKenzie Partners, Inc. toll-free at (800) 322-2885, or collect at (212) 929-5500.

Thank you in advance for your cooperation and continued support.

Sincerely,

Erik Prusch

President and Chief Executive Officer

This proxy statement supplement is dated June 25, 2013, and is first being mailed to the Company’s stockholders on or about June 25, 2013.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on July 8, 2013

Dear Stockholder:

You are cordially invited to attend a Special Meeting of the stockholders of Clearwire Corporation, which we refer to as the Company or Clearwire, to be reconvened on July 8, 2013 (after having been further adjourned from the special meeting reconvened on June 24, 2013), at 10:30 a.m., Pacific Daylight Time, at the Highland Community Center, 14224 Bel-Red Road, Bellevue, Wash., 98007, unless further adjourned by the Company, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 17, 2012, as amended from time to time (including by the Amendment), which we refer to as the Merger Agreement, by and among Sprint Nextel Corporation, which we refer to as Sprint, Collie Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Sprint, and the Company, which we refer to as the Merger Agreement Proposal. A copy of the original Merger Agreement, as well as a previous amendment thereto, were attached as Annexes A-1 and A-2 to the proxy statement dated April 23, 2013, a copy of a second amendment thereto was attached as Annex S-A to the proxy statement supplement filed on May 22, 2013 and a copy of a third amendment thereto is attached as Annex S-A to the accompanying proxy statement supplement.

2.	To consider and vote on proposals to amend the Company’s amended and restated certificate of incorporation, which we refer to as the Certificate of Incorporation, to (a) increase the Company’s authorized shares of Clearwire’s Class A common stock, par value $0.0001 per share, which we refer to as Class A Common Stock, by 1,019,162,522 shares and (b) increase the Company’s authorized shares of Class B common stock, par value $0.0001 per share, which we refer to as Class B Common Stock, by 1,019,162,522 shares, which we refer to collectively as the Charter Amendment Proposal.

3.	To consider and vote on proposals to authorize the issuance of (a) the Class A Common Stock and (b) the Class B Common Stock that may be issued upon (i) exchange of Clearwire Communications, LLC’s and Clearwire Finance, Inc.’s 1.00% Exchangeable Notes due 2018, which we refer to as the Notes, or (ii) with respect to the Class A Common Stock, upon exchange of the Class B Interests (as defined below), issued upon exchange of the Notes in accordance with Rule 5635(d) of the NASDAQ Listing Rules, which we refer to collectively as the NASDAQ Authorization Proposal.

4.	To consider and vote on a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal, the Charter Amendment Proposal or the NASDAQ Authorization Proposal, which we refer to as the Adjournment Proposal.

5.	To approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, which we refer to as the Golden Parachute Proposal.

6.	To transact any other business that may properly come before the Special Meeting, or any adjournment or postponement of the Special Meeting, by or at the direction of the board of directors of the Company.

These items of business are more fully described in the proxy statement supplement accompanying this notice and the proxy statement and prior proxy statement supplements previously provided to you.

The record date for the Special Meeting is April 2, 2013. Only stockholders of record at the close of business on that date may vote at the Special Meeting or any adjournment or postponement thereof.

Your vote is important. The board of directors recommends that you vote “FOR” the Merger Agreement Proposal, “FOR” the Charter Amendment Proposal, “FOR” the NASDAQ Authorization Proposal, “FOR” the Adjournment Proposal and “FOR” the Golden Parachute Proposal.

Submitting your proxy over the Internet or by telephone is fast and convenient, and your proxy is immediately confirmed and tabulated. Using the Internet or telephone helps save the Company money by reducing postage and proxy tabulation costs.

If you have already voted for the Merger Agreement Proposal using a properly executed WHITE or BLUE proxy card or otherwise voted for the Merger Agreement Proposal over the Internet or by telephone, you will be considered to have voted for adoption of the Merger Agreement and do not need to do anything, unless you wish to revoke or change your vote. If you have not previously voted or if you wish to revoke or change your vote, please vote over the Internet or by telephone, or complete, date, sign and return the enclosed GREEN proxy card as soon as possible. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

On Behalf of the Board of Directors,

Jillian Harrison

Corporate Secretary

Bellevue, Washington

Dated: June 25, 2013

INTRODUCTION	S-1
QUESTIONS AND ANSWERS ABOUT THE MERGER	S-3
SUPPLEMENT TO PROXY STATEMENT	S-9
SUMMARY TERM SHEET	S-9
SPECIAL FACTORS	S-12
THE MERGER AGREEMENT	S-43
VOTING AND SALE AGREEMENTS	S-47
THE SPECIAL MEETING	S-49
THE MERGER (THE MERGER AGREEMENT PROPOSAL—PROPOSAL 1)	S-52
AMENDMENT OF THE CERTIFICATE OF INCORPORATION (THE CHARTER AMENDMENT PROPOSAL—PROPOSALS 2A AND 2B)	S-53
ISSUANCE OF ADDITIONAL SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK, IN ACCORDANCE WITH NASDAQ LISTING RULES (THE NASDAQ AUTHORIZATION PROPOSAL—PROPOSALS 3A AND 3B)	S-54
ADJOURNMENT OF THE SPECIAL MEETING (THE ADJOURNMENT PROPOSAL— PROPOSAL 4)	S-55
MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS (THE GOLDEN PARACHUTE PROPOSAL—PROPOSAL 5)	S-56
OTHER IMPORTANT INFORMATION REGARDING CLEARWIRE	S-57
APPRAISAL RIGHTS	S-59
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	S-60
WHERE CAN YOU FIND MORE INFORMATION	S-61
ANNEX S-A	S-A-1
ANNEX S-J	S-J-1
ANNEX S-K	S-K-1

INTRODUCTION

This supplement dated June 25, 2013 to the proxy statement dated April 23, 2013, which we refer to as this proxy statement supplement, is being provided to you in connection with the June 20, 2013 amendment, which we refer to as the Amendment, to the Agreement and Plan of Merger, dated as of December 17, 2012, and amended as of April 18, 2013 and May 21, 2013, by and among Sprint, Merger Sub, and Clearwire, which we refer to, as amended (including by the Amendment), as the Merger Agreement and the board’s reinstatement of its recommendation with respect to the proposals to be voted on at the special meeting of Clearwire’s stockholders to be reconvened on July 8, 2013, at 10:30 a.m., Pacific Daylight Time, at the Highland Community Center, 14224 Bel-Red Road, Bellevue, Wash., 98007 unless further adjourned by the Company, and to update disclosure with respect to the proxy statement and proxy statement supplements dated May 22, 2013, May 28, 2013, May 30, 2013 and June 13, 2013, which we refer to in this proxy statement supplement collectively as the prior proxy statement supplements. In this proxy statement supplement, we refer to the merger of Collie Acquisition Corp. with and into Clearwire Corporation pursuant to the Merger Agreement as the Merger, and we refer to Sprint Nextel Corporation as Sprint, Collie Acquisition Corp. as Merger Sub and Clearwire Corporation as Clearwire, the Company, us, our or we.

In the proxy statement supplement dated May 22, 2013, the board of directors of the Company recommended to you that you vote in favor of adopting the Merger Agreement. At the time of the board of directors’ recommendation, the per share merger consideration payable to holders of Clearwire’s Class A common stock, par value $0.0001 per share, which we refer to as Class A Common Stock, (other than shares held by Sprint, SoftBank Corp., which we refer to as SoftBank, or any of their respective affiliates) was $3.40 per share.

On or about May 30, 2013, DISH Acquisition Holding Corporation, a Delaware corporation, which we refer to as Offeror, a wholly-owned subsidiary of DISH Network Corporation, a Nevada corporation, which we refer to as DISH, commenced an unsolicited cash tender offer to acquire all outstanding shares of Clearwire’s Class A Common Stock at a price of $4.40 per share, net to the seller in cash, which we refer to as the DISH Offer Price, without interest thereon and less any required withholding taxes upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 30, 2013, which we refer to as the Offer to Purchase, and in the related Letter of Transmittal, which, together with the Offer to Purchase, we refer to as the DISH Tender Offer. The DISH Tender Offer is described in a Tender Offer Statement on Schedule TO, which, as amended or supplemented from time to time, we refer to as the Schedule TO, filed by DISH and Offeror with the Securities and Exchange Commission, which we refer to as the SEC, on May 30, 2013. The Offer to Purchase and related Letter of Transmittal were filed as exhibits (a)(1)(i) and (a)(1)(ii), respectively, to the Schedule TO. In light of the DISH Tender Offer and the fact that the DISH Offer Price exceeded the merger consideration then being offered by Sprint, the board of directors of the Company had changed its previous recommendation and recommended that you vote against each of the proposals described in the proxy statement.

Pursuant to the Amendment, the per share merger consideration payable to holders of Class A Common Stock (other than shares held by Sprint, SoftBank, or any of their respective affiliates) has been increased from $3.40 per share, without interest, less any applicable withholding taxes, to $5.00 per share, without interest, less any applicable withholding taxes, which we refer to as the Merger Consideration.

In light of the increased Merger Consideration pursuant to the Amendment and the other factors described herein, the board of directors of the Company now again recommends that you vote as follows:

1.	“FOR” the proposal to adopt the Merger Agreement, which we refer to as the Merger Agreement Proposal;

2.

“FOR” the proposals to amend the Company’s amended and restated certificate of incorporation to (a) increase the Company’s authorized shares of Class A Common Stock by 1,019,162,522 shares and (b) increase the Company’s authorized shares of Class B common stock, par value $0.0001 per share, which we refer to as Class B Common Stock and together with our Class A Common Stock as Common Stock, by 1,019,162,522 shares, which we refer to collectively as the Charter Amendment Proposal;

3.	“FOR” the proposals to authorize the issuance of (a) the Class A Common Stock and (b) the Class B Common Stock that may be issued upon (i) exchange of Clearwire Communications, LLC’s and Clearwire Finance, Inc.’s 1.00% Exchangeable Notes due 2018, which we refer to as the Notes, or (ii) with respect to the Class A Common Stock, upon exchange of the Class B Interests (as defined in the proxy statement), issued upon exchange of the Notes in accordance with Rule 5635(d) of the NASDAQ Listing Rules, which we refer to collectively as the NASDAQ Authorization Proposal;

4.	“FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal, the Charter Amendment Proposal or the NASDAQ Authorization Proposal, which we refer to as the Adjournment Proposal; and

5.	“FOR” the non-binding proposal regarding certain compensation arrangements for the Company’s named executive officers in connection with the Merger, which we refer to as the Golden Parachute Proposal.

This proxy statement supplement provides information about the Amendment and the board’s reinstatement of recommendation and updates the proxy statement and the prior proxy statement supplements. The information provided in the proxy statement and the prior proxy statement supplements continues to apply, except as described in this proxy statement supplement. To the extent information in this proxy statement supplement differs from, updates or conflicts with information contained in the proxy statement or the prior proxy statement supplements, the information in this proxy statement supplement is the more current information and will supersede the information in the proxy statement and the prior proxy statement supplements. If you need another copy of the proxy statement, any of the prior proxy statement supplements or this proxy statement supplement, you may request copies of any of them, without charge, by written or telephonic request directed to Clearwire Corporation, Attn: Investor Relations, 1475 120th Avenue Northeast Bellevue, Washington 98005, Telephone: (425) 505-6494; or from our proxy solicitor, MacKenzie Partners, Inc. toll-free at (800) 322-2885, or collect at (212) 929-5500.

The proxy statement, the prior proxy statement supplements and this proxy statement supplement may also be accessed at the Securities and Exchange Commission, which we refer to as the SEC, website at www.sec.gov or on the “Investor Relations” page of our corporate website at www.clearwire.com. The information provided on our website is not part of this proxy statement supplement, the prior proxy statement supplements or the proxy statement and is not incorporated in this proxy statement supplement, the prior proxy statement supplements or the proxy statement by this or any other reference to our website provided in this proxy statement supplement or the proxy statement. See “Where You Can Find More Information,” beginning on page S-61 of this proxy statement supplement.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the remainder of this proxy statement supplement, and, if you have not already done so, the proxy statement and the documents referred to in the proxy statement and the prior proxy statement supplements, all of which you should read carefully. See “Where You Can Find More Information.”

The following information supplements and, where applicable, replaces the corresponding questions and answers under the heading “Questions and Answers About the Special Meeting and the Merger” beginning on page 96 of the proxy statement.

Q: Why am I receiving this additional proxy statement supplement and a new proxy card?

A: You have been sent this proxy statement supplement and a new proxy card because, on June 20, 2013, the Company, Sprint and Merger Sub entered into the Amendment and, in light of the increase in Merger Consideration pursuant to the Amendment the board of directors has resolved to recommend that the holders of the Company’s Class A Common Stock vote in favor of each of the proposals described in the proxy statement. This proxy statement supplement updates the proxy statement and prior proxy statement supplements based on the Amendment and this change in recommendation.

Also, the board of directors, upon the recommendation of the Special Committee, now recommends that the Company’s stockholders do not tender their shares of Class A Common Stock pursuant to the DISH Tender Offer. As of June 20, 2013, the Company has terminated all discussions and negotiations with DISH and its respective affiliates with respect to the DISH Tender Offer.

Q: What is the effect of the Amendment?

A: The effect of the Amendment is to increase the Merger Consideration payable to holders of our Class A Common Stock (other than Sprint, SoftBank, and any of their respective affiliates) from $3.40 per share, without interest, less any applicable withholding tax, to $5.00 per share, without interest, less any applicable withholding tax.

In addition to increasing the Merger Consideration, Sprint and Clearwire agreed to certain other provisions in the Amendment to, among other things:

•	provide that the Special Meeting scheduled for June 24, 2013 be convened and then immediately adjourned until July 8, 2013;

•	require Clearwire and its representatives immediately to cease and terminate any and all discussions and negotiations with DISH and its affiliates with respect to the DISH Tender Offer;

•	prohibit Clearwire from granting certain governance rights to any person until termination of the Merger Agreement under certain circumstances;

•	amend the conditions under which Sprint may terminate the Merger Agreement;

•	provide for the right of Sprint to cause Clearwire to hold an annual meeting after termination of the Merger Agreement at which Sprint may replace its 7 designees to the Clearwire board of directors;

•	require Clearwire to pay Sprint a termination fee of $115 million in certain circumstances; and

•	provide that, upon termination of the Merger Agreement under certain circumstances, Sprint will be released from its standstill obligations under the Equityholders’ Agreement.

The Amendment is described further under “The Merger Agreement” on page S-43. A copy of the Amendment is attached as Annex S-A hereto. We encourage you to read the Amendment and this proxy statement supplement in their entirety, and if you have not already done so, to read the proxy statement and the prior proxy statements supplements in their entirety.

Q: Has the transaction otherwise changed?

A: No. Other than as set forth in the Amendment, the terms of the transaction have not changed. The proposed transaction is the acquisition by Sprint of all of the Company’s Common Stock that Sprint and its affiliates do not already own, pursuant to the Merger Agreement. If the Merger Agreement Proposal is approved by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, a wholly-owned subsidiary of Sprint, will merge with and into the Company and the Company will continue as the surviving corporation. We refer to this transaction as the Merger. As a result of the Merger, the Company will become a wholly-owned subsidiary of Sprint and will no longer be a publicly-held corporation. In addition, as a result of the Merger, our Class A Common Stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, we will no longer file periodic reports with the SEC on account of our Class A Common Stock, and you will no longer have any interest in our future earnings or growth.

In connection with the Merger Agreement, Clearwire, Clearwire Communications and Clearwire Finance, also entered into the Note Purchase Agreement, dated as of December 17, 2012 (as amended on January 31, 2013 and February 26, 2013), with Sprint, pursuant to which Sprint has agreed to purchase the Notes from us at our request, but subject to the conditions set forth in the Note Purchase Agreement. In order to allow Clearwire to request the full remaining amount of available financing provided by Sprint pursuant to the Note Purchase Agreement, you are being asked to approve the Charter Amendment Proposal and the NASDAQ Authorization Proposal.

Q: What will I receive if the Merger is completed?

A: Upon completion of the Merger, you will be entitled to receive the Merger Consideration for each share of our Class A Common Stock that you own, unless you properly exercise, and do not withdraw, your appraisal rights under the General Corporation Law of the State of Delaware, with respect to such shares. For example, if you own 100 shares of our Class A Common Stock, you will receive $500 in cash in exchange for your 100 shares of our Class A Common Stock, without interest and less any applicable withholding taxes. Upon consummation of the Merger, you will not own any shares of the capital stock of the surviving corporation.

Q: How does the Merger Consideration compare to the DISH Offer Price and the market price of the Company’s Class A Common Stock prior to the announcement of the Merger?

A: The Merger Consideration represents approximately a 14% premium to the DISH Offer Price and approximately a 285% premium to the closing share price of the Company’s Class A Common Stock the day before discussions between Sprint and SoftBank were first confirmed in the marketplace on October 11, 2012, with Clearwire speculated to be a part of that transaction; and approximately a 136% premium to the closing price the day before our receipt of Sprint’s initial $2.60 per share non-binding indication of interest on November 21, 2012.

Q: Has the board of directors changed its recommendation of the DISH Tender Offer?

A: Yes, in connection with the Amendment, the board of directors, upon the recommendation of the Special Committee, now recommends that the Company’s stockholders do NOT tender their shares of Class A Common Stock pursuant to the DISH Tender Offer. As of June 20, 2013, the Company has terminated all discussions and negotiations with DISH and its affiliates with respect to the DISH Tender Offer.

Q: Has the board of directors approved the Amendment?

A: Yes, the board of directors of the Company, upon the unanimous recommendation of the Special Committee, has approved the Amendment and declared it advisable.

Q: Did the Special Committee receive an updated fairness opinion from its financial advisor?

A: Yes, on June 20, 2013, Centerview Partners LLC, which we refer to as Centerview, delivered to the Special Committee and the Audit Committee an updated fairness opinion to the effect that, as of June 20, 2013, and based upon and subject to the various assumptions and limitations set forth in the fairness opinion, the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement, as amended by the Amendment, was fair, from a financial point of view, to such holders.

Q: Did the board of directors receive an updated fairness opinion from its financial advisor?

A: Yes, on June 20, 2013, Evercore Group, L.L.C., which we refer to as Evercore, delivered to the board of directors an updated fairness opinion to the effect that, as of June 20, 2013, as of that date and based upon and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the Merger Consideration to be paid to the holders of shares of Class A Common Stock (other than affiliates of the Company) pursuant to the Merger was fair, from a financial point of view, to such holders.

Q: When and where is the Special Meeting?

A: The Special Meeting of stockholders of the Company will be reconvened on July 8, 2013, at 10:30 a.m., Pacific Daylight Time, at the Highland Community Center, 14224 Bel-Red Road, Bellevue, Wash., 98007, unless further adjourned by the Company.

Q: How does the board of directors recommend that I vote?

A: The board of directors now recommends that you vote “FOR” the Merger Agreement Proposal and continues to recommend that you vote “FOR” the Charter Amendment Proposal, “FOR” the NASDAQ Authorization Proposal, “FOR” the Adjournment Proposal, and “FOR” the Golden Parachute Proposal. Approval of the proposal to adopt the Merger Agreement is independent of approval of the Charter Amendment Proposal, and each of these approvals is also independent of approval of the NASDAQ Authorization Proposal.

Q: What is the difference between being a “stockholder of record” and a “beneficial owner”?

A: If your shares of our Common Stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares of Common Stock, the “stockholder of record.” In that case, this proxy statement, and your GREEN proxy card, have been sent directly to you by the Company.

If your shares of Common Stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of our Common Stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee which may be, with respect to those shares of Common Stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee as to how to vote your shares of Common Stock by following their instructions for voting.

Q: How do I vote?

A: If you were a stockholder of record as of the Record Date, you may vote your shares on matters presented at the Special Meeting in any of the following ways:

•	in person—you may attend the Special Meeting and cast your vote there;

•	by proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet (the website address for Internet voting is printed on the enclosed GREEN proxy card);

•	by using the toll-free telephone number noted on the enclosed GREEN proxy card; or

•	by signing, dating and returning the enclosed GREEN proxy card.

If you are a beneficial owner of shares of our Common Stock as of the Record Date, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the Special Meeting, you must have a legal proxy from your bank, brokerage firm or other nominee.

The control number located on your GREEN proxy card is designed to verify your identity and allow you to vote your shares of our Common Stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone.

Please note that if you attend the Special Meeting in person, cameras, recording devices, cell phones and certain other electronic devices will not be permitted at the Special Meeting.

Q: Does the color of the proxy card matter?

A: Yes. GREEN proxy cards are being solicited by the Company from its stockholders for the proposals. If the Company receives a GREEN proxy card, your shares will be voted by the Company proxies as indicated in your voting preference selection. We encourage you to cast your vote “FOR” each of the proposals, following the instructions in your GREEN proxy card, as promptly as possible.

We previously sent BLUE proxy cards to you. The BLUE proxy cards contained our board of directors’ prior recommendation that you vote against each of the proposals. In light of the board of directors’ decision to change its recommendation, we urge you to discard any BLUE proxy cards. If you have already voted in favor of the Merger Agreement Proposal using a properly executed BLUE proxy card or otherwise voted in favor of the Merger Agreement Proposal over the Internet or by telephone, you will be considered to have voted in favor of the adoption of the Merger Agreement, as amended, and do not need to do anything, unless you wish to revoke or change your vote.

The gold proxy cards were sent to you by a dissident stockholder and would be voted by such dissident stockholder as indicated in your voting preference selection. We urge you to discard any gold proxy cards. If you previously submitted a gold proxy card, we urge you to cast your vote as instructed in your GREEN proxy card, which will revoke any earlier dated proxy card that you submitted, including any gold proxy card.

We also previously sent WHITE proxy cards to you. The WHITE proxy cards contained our board of directors’ initial recommendation that you vote in favor of each of the proposals. If you have already voted in favor of the Merger Agreement Proposal using a properly executed WHITE proxy card or otherwise voted in favor of the Merger Agreement Proposal over the Internet or by telephone, you will be considered to have voted in favor of the adoption of the Merger Agreement, as amended, and do not need to do anything, unless you wish to revoke or change your vote.

If you have already voted “FOR”, “AGAINST” or “ABSTAIN” on the Merger Agreement Proposal or the other proposals using a properly executed proxy card (of any color) or otherwise voted over the Internet or by telephone, you will be considered to have voted in the same manner on the adoption of the Merger Agreement, as amended, and the other proposals and do not need to do anything, unless you wish to revoke or change your vote.

Q: If a stockholder gives a proxy, how are the shares of Common Stock voted?

A: Regardless of the method you choose to submit a proxy, the individuals named on the enclosed GREEN proxy card will vote your shares of Common Stock in the way that you indicate. When completing the Internet or telephone processes or the GREEN proxy card, you may specify whether your shares of Common Stock should be voted “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your GREEN proxy card but do not mark the boxes indicating how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the Merger Agreement Proposal, “FOR” the Charter Amendment Proposal, “FOR” the NASDAQ Authorization Proposal, “FOR” the Adjournment Proposal and “FOR” the Golden Parachute Proposal.

Q: I received a BLUE proxy card. Should I sign and mail it?

A: No. We urge you to discard any BLUE proxy cards, which were sent to you by the Company with the proxy statement supplement dated June 13, 2013. At that time, the board of directors had recommended that you vote against each of the proposals described in the proxy statement. In light of the Amendment, the board of directors now again recommends that you vote in favor of each of the proposals described in the proxy statement, and its current recommendation is reflected on the enclosed GREEN proxy card.

Q: I received a gold proxy card. Should I sign and mail it?

A: No. We urge you to discard any gold proxy cards, which were sent to you by a dissident stockholder.

Q: Can I change or revoke my vote?

A: Yes. You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting another proxy, including a GREEN proxy card, at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary by the time the Special Meeting begins, or by attending the Special Meeting and voting in person. If your shares of our Common Stock are held in street name by your bank, broker or other nominee, please refer to the information forwarded by your bank, broker or other nominee for procedures on changing or revoking your proxy.

Only your last submitted proxy card will be considered. Please cast your vote “FOR” each of the proposals, following the instructions in your GREEN proxy card, as promptly as possible. Your submission of your vote via the instructions in your GREEN proxy card is sufficient to revoke any proxy card that you previously submitted.

Q: What should I do if I have already voted?

A: If you have already voted “FOR”, “AGAINST” or “ABSTAIN” on the Merger Agreement Proposal or the other proposals using a properly executed proxy card (of any color) or otherwise voted over the Internet or by telephone, you will be considered to have voted in the same manner on the adoption of the Merger Agreement, as amended, and the other proposals and do not need to do anything, unless you wish to revoke or change your vote.

Q: What do I need to do now?

A: Even if you plan to attend the Special Meeting, after carefully reading and considering the information contained in this proxy statement, please submit your proxy promptly to ensure that your shares are represented at the Special Meeting. If you hold your shares of our Common Stock in your own name as the stockholder of record, please submit your proxy for your shares of our Common Stock by completing, signing, dating and returning the enclosed GREEN proxy card in the accompanying prepaid reply envelope, by using the telephone number printed on your GREEN proxy card or by following the Internet proxy instructions printed on your GREEN proxy card. If you decide to attend the Special Meeting and vote in person, your vote by ballot at the Special Meeting will revoke any proxy previously submitted. If you are a beneficial owner of shares of our Common Stock, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q. Who can help answer my other questions?

A. If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of our Common Stock, or need additional copies of the proxy statement or your GREEN proxy card, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Call toll-free: (800) 322-2885

or

Call collect: (212) 929-5500

SUPPLEMENT TO PROXY STATEMENT

The following information replaces or supplements the information in the specified sections of the proxy statement. The page references listed below are references to pages in the proxy statement, as supplemented by the prior proxy statement supplements, and not this proxy statement supplement, unless otherwise specified.

The references to “the Merger Agreement” throughout the proxy statement are revised to refer to the Merger Agreement as amended by the Amendment.

The references to “the Merger Agreement, as well as an amendment thereto, which are attached as Annexes A-1 and A-2 to the proxy statement” throughout the proxy statement are replaced with references to “the Merger Agreement, as well as the amendments thereto, which are attached as Annexes A-1 and A-2 the proxy statement, Annex S-A to the proxy statement supplement dated May 22, 2013, and Annex S-A to this proxy statement supplement dated June 25, 2013.”

The Amendment, attached as Annex S-A hereto, the opinion of Centerview dated as of June 20, 2013, attached as Annex S-J hereto, and the opinion of Evercore dated as of June 20, 2013, attached as Annex S-K hereto, are each incorporated as annexes to the proxy statement.

SUMMARY TERM SHEET

The following information replaces or supplements the information under the heading “Summary Term Sheet” beginning on page 1 of the proxy statement.

Special Factors

The supplemental information in the first and second bullet points on page S-7 and the first, second, third and fourth bullet points on page S-8 of the proxy statement supplement, dated June 13, 2013 is deleted.

The following information replaces the first bullet point on page 3 of the proxy statement.

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Intent to Vote in Favor of the Merger (page 87). Our directors and executive officers have informed us that, as of the date of this Proxy Statement, they intend to vote all of the shares of Common Stock owned directly by them in favor of the adoption of the Merger Agreement and approval of each of the other proposals. As of April 2, 2013, the record date for the Special Meeting, our directors and current executive officers directly owned, in the aggregate, 7,721,583 shares of Common Stock entitled to vote at the Special Meeting, or collectively approximately 0.5% of the outstanding shares of Common Stock entitled to vote at the Special Meeting. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 81.

The following information replaces the third bullet point on page 3 of the proxy statement.

•

Opinion of Financial Advisor to the Special Committee (page 50). In connection with the Special Committee’s analysis and consideration of potential strategic alternatives, including the Merger, on November 21, 2012, the Special Committee retained Centerview Partners LLC, which we refer to as Centerview, to act as its financial advisor. On June 20, 2013, Centerview delivered to the Special Committee its oral opinion, which was subsequently confirmed by delivery of a written opinion to the Special Committee and the Audit Committee, dated June 20, 2013, to the effect that, as of that date and based upon and subject to the various assumptions and limitations set forth in the written opinion, the merger consideration of $5.00 in cash per share, without interest, less any applicable withholding taxes, which amount we refer to as the Merger Consideration, to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in “Special Factors—Opinion of Financial Advisor to the Special Committee.”

The full text of the written opinion of Centerview, dated June 20, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with its opinion, is attached as Annex S-J to this proxy statement and is incorporated by reference herein in its entirety. Centerview provided its opinion for the information and assistance of the Special Committee and the Audit Committee in connection with, and for purposes of, their consideration of the Merger and its opinion only addresses whether, as of the date of such written opinion, the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders and does not address any other term or aspect of the Merger Agreement or the Merger contemplated thereby. Centerview’s opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Merger or any related transaction. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or otherwise act with respect to the Merger or any other matter. For a further discussion of Centerview’s opinion, see “Special Factors—Opinion of Financial Advisor to the Special Committee.”

The following information replaces the last bullet point on page 3 of the proxy statement.

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Opinion of Financial Advisor to the Board of Directors (page 62). In connection with Clearwire’s board of directors’ analysis and consideration of potential strategic alternatives, including the Merger, on December 7, 2012, Clearwire’s board of directors retained Evercore Group, L.L.C., which we refer to as Evercore, to act as financial advisor to Clearwire’s board of directors. On June 20, 2013, at a meeting of Clearwire’s board of directors, Evercore delivered its oral opinion to Clearwire’s board of directors, which opinion was subsequently confirmed by delivery of a written opinion, dated June 20, 2013, to the effect that, as of that date and based upon and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the Merger Consideration to be paid to the holders of shares of Class A Common Stock (other than affiliates of the Company) pursuant to the Merger was fair, from a financial point of view, to such holders, as more fully described under the heading “Special Factors—Opinion of Financial Advisor to the Board of Directors.” The full text of Evercore’s written opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken in rendering its opinion, is attached to this proxy statement as Annex S-K and incorporated herein by reference. Evercore’s opinion was directed to Clearwire’s board of directors and addresses only, as of the date of such opinion, the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of Class A Common Stock (other than affiliates of the Company). The opinion does not address any other aspect of the proposed Merger and does not constitute a recommendation to Clearwire’s board of directors or to any other persons in respect of the Merger, including to any Clearwire shareholder as to how they should vote or act in respect of the Merger.

The following information replaces the first paragraph of the first bullet point on page 5 of the proxy statement.

•

Interests of Certain Persons in the Merger (page 81). When considering the recommendation of the board of directors, you should be aware that our officers and directors, including the directors who made up the Special Committee, may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by our stockholders. These interests include the following:

The following information replaces the last bullet point on page 5 of the proxy statement.

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Financing of the Merger (page 90). The receipt of financing by Sprint to consummate the Merger is not a condition to the obligations of either party to complete the Merger under the terms of the Merger

Agreement. See “Special Factors—Financing of the Merger.” We anticipate that the total funds needed to complete the Merger will be approximately $3.8 billion. Sprint has informed us that it expects to fund this amount through cash on hand.

The Special Meeting

The following information replaces the first sentence of the first paragraph in the third bullet point on page 10.

Time, Place and Purpose of the Special Meeting (page 136). The Special Meeting will be reconvened on July 8, 2013, starting at 10:30 a.m., Pacific Daylight Time, at the Highland Community Center, 14224 Bel-Red Road, Bellevue, Wash., 98007, unless further adjourned by the Company.

The following information replaces the first and second bullet points on page 12.

•

Proxies and Revocation (page 140). Any stockholder of record entitled to vote at the Special Meeting may submit a proxy over the Internet, by telephone or by returning the enclosed GREEN proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the Special Meeting. If your shares of our Common Stock are held in street name by your bank, broker or other nominee, you should instruct your bank, broker or other nominee on how to vote your shares of our Common Stock using the instructions provided by your bank, broker or other nominee. If you fail to submit a proxy or to vote in person at the Special Meeting, or do not provide your bank, broker or other nominee with instructions, as applicable, your shares of our Common Stock will not be voted, which will have the same effect as a vote cast against the Merger Agreement Proposal, the Charter Amendment Proposal and the NASDAQ Authorization Proposal.

You have the right to revoke a proxy whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting another proxy, including a GREEN proxy card, at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary before the Special Meeting begins, or by attending the Special Meeting and voting in person. If your shares of our Common Stock are held in street name by your bank, broker or other nominee, please refer to the information forwarded by your bank, broker or other nominee for procedures on revoking your proxy.

•	Only your last submitted proxy card will be considered. Please cast your vote “FOR” each of the proposals, following the instructions in your GREEN proxy card, as promptly as possible.

The following information replaces the second paragraph in the third bullet point on page 12.

On June 21, 2013, the most recent practicable date before the proxy statement supplement was mailed to our stockholders, the closing price for our Class A Common Stock on NASDAQ was $5.08 per share. You are encouraged to obtain current market quotations for our Class A Common Stock in connection with voting your shares of Class A Common Stock.

SPECIAL FACTORS

The following information replaces or supplements the information under the heading “Special Factors” beginning on page 14 of the proxy statement.

The references to “$3.40” in the Special Factors in the second paragraph on page 14 and the last bullet point on page 45 of the proxy statement are replaced with a reference to “$5.00.”

Background of the Merger

The section of the Special Factors titled “Background of the Merger” beginning on page 14 of the proxy statement describes the background of the transaction up to and including April 22, 2013. That description of the background of the transaction was supplemented up to and including June 13, 2013 in the proxy statement supplements dated May 22, 2013 and June 13, 2013. The discussion below further supplements that description up to and including the date of this supplement. For litigation developments subsequent to the date of the proxy statement, see “Litigation Related to the Merger.”

On June 17, 2013, Sprint filed the Sprint Action described under “Special Factors—Litigation Related to the Merger.”

On the morning of June 18, 2013, Mr. Stanton had a conference call with Mr. Hesse and their respective legal advisors, during which they had a preliminary discussion of the terms of a potential amendment to the Merger Agreement and a price increase from Sprint. The amount of the potential price increase was not discussed.

On the afternoon of June 19, 2013, Mr. Hesse and Mr. Fisher spoke telephonically with Mr. Stanton and Mr. Hesse informed Mr. Stanton that Sprint was prepared to offer an increased purchase price of $5.00 per share and had secured commitments from four institutional investors to enter into voting agreements, with details to be negotiated.

Later on June 19, 2013, the Special Committee held a meeting to discuss the proposed Amendment and the transactions contemplated thereby, including the proposed increase in the Merger Consideration to $5.00 per share. During the meeting, Mr. Stanton provided an overview of negotiations between the Company and Sprint and between certain stockholders of the Company and Sprint during June 18, 2013 and June 19, 2013, which resulted in a revised offer from Sprint. Mr. Stanton summarized the terms requested by Sprint in connection with the offer to increase the Merger Consideration and reported that he understood that certain stockholders of the Company, representing approximately 9% of the outstanding shares of Common Stock, had agreed, subject to negotiation of mutually agreeable terms, to enter into Voting and Sale Agreements with Sprint pursuant to which they would, on the terms and conditions set forth in such Voting and Sale Agreements, agree to vote their shares of Class A Common Stock in favor of the adoption of the Merger Agreement at the $5.00 per share price and to sell their shares of Class A Common Stock to Sprint for $5.00 per share if the Merger Agreement were terminated. A discussion followed regarding the revised offer and the additional requests being made by Sprint in connection therewith that could potentially make it more difficult for alternative acquisition proposals (including the DISH Tender Offer) to be successful. It was noted that the Amendment would require Clearwire and its representatives immediately to cease and terminate any and all discussions and negotiations with DISH and its affiliates with respect to the DISH Tender Offer. After further discussion, the Special Committee determined that the $5.00 price per share was clearly superior to the $4.40 DISH Offer Price, that in light of the support of the stockholders that had agreed, subject to negotiation of mutually agreeable terms, to enter into Voting and Sale Agreements with Sprint, the Merger would likely receive the necessary stockholder approval, and that, in light of the greater uncertainty regarding the closing of the DISH Tender Offer imposed by the conditions to the DISH Tender Offer, it would likely be in the best interests of the holders of Class A Common Stock for the Company to accept and enter into an agreement for the $5.00 per share price from Sprint. The Special Committee thus directed Centerview to conduct its financial analysis on the terms of the existing Merger Agreement as amended by the Amendment, and Simpson Thacher and Kirkland & Ellis to negotiate with Sprint and its representatives over certain terms and conditions of the Amendment and the proposed Voting and Sale Agreements.

Throughout the evening on June 19, 2013 and into the morning of June 20, 2013, Kirkland & Ellis and Simpson Thacher engaged in multiple conversations with counsel for Sprint regarding certain terms of the Amendment and the Voting and Sale Agreements and multiple revised drafts of the documents were exchanged among the counsel.

Early in the morning of June 20, 2013, the Special Committee held a meeting to discuss the status of the Amendment and the Voting and Sale Agreements. Representatives from Simpson Thacher and Kirkland & Ellis updated the Special Committee on the negotiations that had taken place through the night and the resolution that had been reached regarding certain of the terms and conditions of the Amendment and the Voting and Sale Agreements. The Special Committee further discussed the decision not to contact DISH prior to executing the Amendment and Sprint’s request that Clearwire and its representatives immediately cease and terminate all discussions and negotiations with DISH and its affiliates regarding the DISH Tender Offer, and reiterated its conclusions that under the circumstances presented, including the support of the stockholders that had agreed, subject to negotiation of mutually agreeable terms, to enter into the Voting and Support Agreements and the consequent likelihood that the Merger would be approved and closed in the near future, that it would be in the best interests of the holders of Class A Common Stock for the Company to enter into the Amendment. Representatives of Centerview then summarized its financial analysis of the Amendment. After further discussions, representatives from Centerview delivered Centerview’s opinion to the Special Committee to the effect that, as of June 20, 2013, and based upon and subject to the various assumptions and limitations set forth in Centerview’s written opinion, the Merger Consideration to be paid to the holders of shares of Class A Common Stock (other than affiliates of the Company) under the Merger Agreement was fair, from a financial point of view, to such holders. Following additional discussions among the members of the Special Committee and their advisors, the Special Committee determined, among other things, that (i) the Merger Agreement, when compared with other potential transactions reasonably available to the Company at that time, was the most favorable potential transaction to the Company’s unaffiliated holders of Class A Common Stock, (ii) the terms of the Merger Agreement were advisable, fair to and in the best interest of the Company’s unaffiliated holders of Class A Common Stock, and (iii) the Special Committee recommend that the Company’s board of directors (A) approve the Merger Agreement, (B) declare the advisability of the Merger Agreement to the Company’s stockholders and recommend the adoption of the Merger Agreement by the Company’s stockholders and (C) recommend to the Company’s stockholders that they not tender their shares of Class A Common Stock pursuant to the DISH Tender Offer.

Also on the morning of June 20, 2013, the Company’s board of directors held a meeting to discuss the status of the Amendment and the Voting and Sale Agreements. Representatives from Kirkland & Ellis updated the board on the negotiations that had taken place through the night and the status of the Amendment and the Voting and Sale Agreements. Representatives of Evercore then summarized its financial analysis of the Amendment and delivered Evercore’s opinion to the Company’s board of directors to the effect that, as of June 20, 2013, and based upon and subject to the various assumptions and limitations set forth in Evercore’s written opinion, the Merger Consideration to be paid to the holders of shares of Class A Common Stock (other than affiliates of the Company) under the Merger Agreement was fair, from a financial point of view, to such holders. Following additional discussions among the members of the Company’s board of directors and their advisors, the board determined, among other things, (i) that the terms of the Merger Agreement were advisable, fair to and in the best interest of the Company’s unaffiliated holders of Class A Common Stock, (ii) to recommend that the Company’s stockholders adopt the Merger Agreement and (iii) to recommend to the Company’s stockholders that they not tender their shares of Class A Common Stock pursuant to the DISH Tender Offer.

On June 20, 2013, following the approval of the Clearwire board of directors, Sprint, Merger Sub and the Company executed the Amendment, and Sprint and each Voting and Sale Agreement Party (as defined below under “The Voting and Sale Agreements”) executed the respective Voting and Sale Agreement. See “The Merger Agreement” and “The Voting and Sale Agreements.” Sprint and the Company then issued a joint press release stating that the Clearwire board of directors had approved the Amendment and recommended that the Company’s stockholders vote in favor of adopting the amended Merger Agreement at the Special Meeting to be reconvened on July 8, 2013.

Following the execution of the Amendment, the Company terminated discussions with DISH and Mr. Stanton called Mr. Ergen to inform him that the Company had signed the Amendment.

Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger

The following information supplements the information under the heading “Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger” beginning on page 40 of the proxy statement.

Pursuant to resolutions of the Special Committee, dated June 20, 2013, adopted at a meeting of the Special Committee held on June 20, 2013, the Special Committee unanimously determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, were advisable, fair to and in the best interest of the holders of Class A Common Stock (other than affiliates of the Company) and the Special Committee unanimously recommended that the Clearwire board of directors (i) approve the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) declare the advisability of the Merger Agreement to the stockholders of Clearwire and (iii) recommend the adoption of the Merger Agreement by the stockholders of Clearwire. In reaching its conclusion to make such determination and recommendations to the Clearwire board of directors that the transactions contemplated by the Merger Agreement, including the Merger, were advisable, both procedurally and substantively fair to and in the best interest of Clearwire’s unaffiliated stockholders, the Special Committee considered a number of factors, including the following:

•

the fact that the Merger Consideration represents (i) an approximately 14% premium to the DISH Offer Price, (ii) an approximately 136% premium to the closing price of our Common Stock on November 20, 2012, the trading day immediately prior to the date of the receipt of the initial non-binding offer from Sprint of $2.60 per share and (iii) an approximately 285% premium to the closing price of our Common Stock on October 10, 2012, the trading day immediately prior to the date discussions between Sprint and SoftBank were first confirmed in the marketplace, with Clearwire speculated to be a part of the transaction.

•

the current and historical market prices for our Class A Common Stock, including those set forth in the table under “Other Important Information Regarding Clearwire—Market Price of Common Stock and Dividends,” which closed as low as $0.90 per share and as high as $2.69 per share during the 52 weeks prior to the trading day that information about a potential transaction between Clearwire and Sprint was reported in the press;

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the fact that under the Merger Agreement the public stockholders of Clearwire will receive (i) a higher per share consideration than the $2.26 per share that Google received for its Common Stock on March 1, 2012 and (ii) a higher per share consideration than the $1.37 per share that Time Warner received for its Common Stock on October 3, 2012;

•

the fact that under the Merger Agreement all stockholders of Clearwire will receive the same Merger Consideration compared to the DISH Tender Offer in which certain significant stockholders of Clearwire holding approximately 13% of the outstanding Clearwire Class A Common Stock would be receiving the prior Sprint merger consideration of $3.40 per share for their shares instead of the $4.40 being offered by DISH as a result of the agreements such stockholders had entered into with Sprint;

•

the oral opinion of Centerview rendered at a meeting of the Special Committee on June 20, 2013, which was subsequently confirmed by delivery of a written opinion, dated June 20, 2013, to the Special Committee and the Audit Committee, to the effect that, as of that date and based upon and subject to the various assumptions and limitations set forth in the written opinion, the Merger Consideration to be paid to the holders of Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described under “—Opinion of Financial Advisor to the Special Committee,”;

•

the presentation of Centerview in support of its opinion presented to the Special Committee at the June 20, 2013 meeting of the Special Committee as more fully described under “—Opinion of Financial Advisor to the Special Committee”;

•

its belief that the Merger Agreement and the transactions contemplated thereby, including the Merger, were likely to be completed, and completed in a reasonably prompt time frame, considering the terms of the Merger Agreement, including the Special Committee’s consideration of the following:

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the commitment from Comcast, BHN Spectrum and Intel, collectively holding approximately 13% of the Company’s Common Stock, subject to the terms and conditions of the Voting and Support Agreement and the Agreement Regarding Right of First Offer, to vote their shares of Common Stock in support of the Merger, as described under “The Voting and Support Agreement” beginning on page 125 of the proxy statement and “The Agreement Regarding Right of First Offer” beginning on pages 127 of the proxy statement;

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the commitment from Mount Kellett Capital Management LP, Glenview Capital Management, LLC, Chesapeake Partners Management Co., Inc., Highside Capital Management, L.P., collectively holding approximately 9% of the Company’s Common Stock, subject to the terms and conditions of the Voting and Sale Agreements, to vote their shares of Common Stock in support of the Merger, as described under “The Voting and Sale Agreements” beginning on pages S-47;

•

the fact that, while the Merger is conditioned on the closing of the transactions contemplated by the Sprint-SoftBank Merger Agreement, the Sprint-SoftBank Merger Agreement is likely to be completed considering the fact that (i) SoftBank and Sprint had entered into an amendment to the Sprint-SoftBank Merger Agreement on June 10, 2013, pursuant to which SoftBank had increased the consideration to be paid to Sprint stockholders and, in connection therewith, Sprint terminated all discussions with DISH, which had previously submitted an unsolicited acquisition proposal to Sprint that was considered by a special committee of the board of directors of Sprint, and that as a result, it seemed more likely that Sprint stockholders would approve the Sprint-SoftBank Merger, (ii) DISH had publicly stated that it would not submit, and did not submit, a revised offer for Sprint prior to a June 18, 2013 deadline included in the amendment to the Sprint-Softbank Merger Agreement, which caused the Special Committee to believe that DISH would not submit a revised offer for Sprint, which belief was subsequently confirmed by DISH’s public statement on June 21, 2013 that it had determined to abandon its efforts to acquire Sprint and (iii) the Sprint-SoftBank Merger has received many of the necessary government regulatory approvals required to complete the Merger;

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its belief that the Merger Agreement, as amended by the Amendment, and the transactions contemplated thereby, including the Merger, were more favorable to our unaffiliated stockholders than the DISH Tender Offer, including the Special Committee’s consideration of the following:

•

the risk that the conditions of the DISH Tender Offer may not be achieved, including the Minimum Condition, in particular because (i) Sprint had stated that it will not tender its Common Stock, (ii) certain stockholders holding approximately 13% of Common Stock were not permitted to tender under the terms of the Agreement Regarding Right of First Offer they each entered into with Sprint in connection with the Merger and (iii) additional stockholders holding approximately 9% of Common Stock had each agreed, subject to negotiation of mutually agreeable terms, to enter into Voting and Sale Agreements with Sprint that would prohibit such stockholders from tendering their Common Stock in the DISH Tender Offer; and

•

the fact that Sprint had commenced litigation to, among other things, enjoin the DISH Tender Offer and the risk that such litigation could result in the DISH Tender Offer being enjoined or certain conditions of the DISH Tender Offer failing to be capable of being satisfied, including the condition related to the execution of the Investor Rights Agreement; and

•	the fact that the Merger Consideration consists solely of cash, providing Clearwire’s unaffiliated stockholders with certainty of value and liquidity.

The Special Committee also considered a number of potentially countervailing factors and risks in its decision to recommend to the Company’s board of directors that it approve the Company entering into the Amendment. These countervailing factors and risks supplement the countervailing factors and risks described in the original Proxy Statement regarding the initial decision of the Special Committee to enter into the Merger Agreement. These supplemental countervailing factors and risks included the following:

•

the fact that under the terms of the Merger Agreement, Clearwire and its representatives must immediately cease and terminate any and all discussions and negotiations with DISH and its affiliates with respect to the DISH Tender Offer;

•

the fact that the terms of the Merger Agreement prohibit the Company from entering into the Investor Rights Agreement proposed by DISH as part of the DISH Tender Offer or any similar agreement granting governance rights to DISH and, as a result, DISH would be effectively precluded from raising its offer price without also significantly revising its offer conditions, which might preclude any new or revised offer from DISH;

•

the fact that neither the Board (upon the recommendation of the Special Committee) nor the Special Committee would be able to make an Adverse Company Board Recommendation if Clearwire received an alternative proposal from a third party that is an acquisition proposal conditioned on granting the third party certain governance rights similar to those requested by DISH in the Investor Rights Agreement;

•	the fact that if the Merger Agreement is terminated under certain circumstances, the Company would be required to pay Sprint a termination fee of $115 million;

•	the fact that the Merger Agreement prohibits Clearwire from granting certain governance rights to any person until termination of the Merger Agreement in certain circumstances; and

•	the fact that if the Merger Agreement is terminated under certain circumstances, Sprint will be released from its standstill obligations under the Equityholders’ Agreement.

The Special Committee further believes that sufficient procedural safeguards were and are present to ensure the fairness of the Merger and to permit the Special Committee to represent effectively the interests of our unaffiliated stockholders. The factors that the Special Committee considered in making the determination regarding procedural safeguards and such procedural safeguards are described in the original Proxy Statement.

The supplemental information in the last paragraph beginning on page S-13 of the proxy statement supplement, dated June 13, 2013 is deleted.

Position of Sprint Parties Regarding the Fairness of the Merger

The following information replaces the first, second and third bullet points on page 47 of the proxy statement.

•

the Merger Consideration represents approximately a 285% premium to the closing share price of the Company’s Class A Common Stock the day before discussions between Sprint and SoftBank were first confirmed in the marketplace on October 11, 2012, with Clearwire speculated to be a part of that transaction; and, approximately a 136% premium to the closing price the day before the Company’s receipt of Sprint’s initial $2.60 per share non-binding indication of interest on November 21, 2012;

•	the Merger Consideration represents approximately a 92% premium to Sprint’s initial $2.60 per share non-binding indication of interest;

•	the price of approximately $0.30 per MHz-POP for the Company’s spectrum portfolio, including owned and leased spectrum, is consistent with historical precedents for similar spectrum assets;

•

the fact that the Merger Consideration represents an approximately 14% premium to the DISH Offer Price, and Sprint’s belief that certain of the terms and conditions of the DISH Tender Offer are invalid and incapable of being implemented because, among other things, such terms are coercive, they violate the Equityholders’ Agreement, Clearwire’s Charter and/or Delaware law, and they would wrongfully convert Sprint’s rights and transfer them to DISH;

The following information replaces the fifth bullet on page 48 of the proxy statement.

•

although consummation of the Merger is conditioned on prior consummation of the Sprint-SoftBank Merger, Sprint believes the consummation of the Sprint-SoftBank Merger is likely to occur in early to mid-July 2013.

Opinion of Financial Advisor to the Special Committee

The following information supplements the section of the Special Factors titled “Opinion of Financial Advisor to the Special Committee” beginning on page 50 of the proxy statement.

In connection with the Special Committee’s analysis and consideration of potential strategic alternatives, including the Merger, on November 21, 2012, the Special Committee retained Centerview to act as its financial advisor. On June 20, 2013, Centerview delivered to the Special Committee its oral opinion, which was subsequently confirmed by delivery of a written opinion to the Special Committee and the Audit Committee, dated June 20, 2013, to the effect that, as of that date and based upon and subject to the various assumptions and limitations set forth in the written opinion, the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Centerview, dated June 20, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with its opinion, is attached as Annex S-J to this proxy statement and is incorporated by reference herein in its entirety. Centerview provided its opinion for the information and assistance of the Special Committee and the Audit Committee in connection with, and for purposes of, their consideration of the Merger and its opinion only addresses whether, as of the date of such written opinion, the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders and does not address any other term or aspect of the Merger Agreement or the Merger contemplated thereby. Centerview’s opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the Merger or any related transaction. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or otherwise act with respect to the Merger or any other matter. The summary of the written opinion of Centerview set forth below is qualified in its entirety by reference to the full text of such written opinion.

We encourage you to carefully read the written opinion of Centerview described above in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with such opinion.

Summary of Centerview’s Opinion

In connection with rendering its opinion and performing its related financial analyses, Centerview reviewed, among other things:

•

the Merger Agreement (including a draft dated June 20, 2013 of the Amendment) and certain documents related to the issuance of Clearwire Communications’ and Clearwire Finance’s 1.00% Exchangeable Notes due 2018;

•	the Annual Reports on Form 10-K of the Company for the years ended December 31, 2009, 2010, 2011 and 2012;

•	certain interim reports to stockholders, including Quarterly Reports on Form 10-Q of the Company;

•	certain publicly available research analyst reports for the Company;

•	certain other communications from the Company to its stockholders; and

•

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Centerview by the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company (including the Single-Customer Case and the Multi-Customer Case more fully described below under “—Prospective Financial Information”) and furnished to Centerview by the Company, which Centerview refers to collectively throughout this section as the internal data (which internal data is the same as the information described under “—Prospective Financial Information”).

Centerview also conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the internal data, the issuance of the Notes and the strategic rationale for the Merger. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, and Centerview compared certain of the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant. In addition, Centerview conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview did not assume any responsibility for independent verification of any of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of the opinion and have, with the consent of the Special Committee, relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the direction of the Special Committee, that the internal data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and Centerview relied, at the direction of the Special Committee, on the internal data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the internal data or the assumptions upon which it is based. In addition, at the direction of the Special Committee, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Centerview furnished with any such evaluation or appraisal, and Centerview was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. Centerview assumed, at the direction of the Special Committee, that the final executed Amendment would not differ in any respect material to Centerview’s analysis or opinion from the draft, dated June 20, 2013, of the Amendment reviewed by Centerview and that the Merger will be consummated in accordance with the terms of the Merger Agreement, without the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or opinion. In addition, Centerview assumed that in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or opinion. Centerview did not evaluate and expressed no opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Merger on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and it expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview expressed no view in its opinion as to, and its opinion did not address, the Company’s underlying business decision to proceed with or effect the Merger, or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. In connection with Centerview’s engagement and at the direction of the Special Committee, Centerview was requested to approach, and Centerview held discussions with, selected third parties to solicit indications of interest in the possible acquisition of certain assets of the Company. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, to the holders of our Class A Common Stock (other than affiliates of the Company), as of the date of the opinion, of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview was not asked to and did not express any view in the opinion on, and Centerview’s opinion did not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of the issuance of the Notes or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Merger, including, without limitation, the fairness of the Merger to, or any consideration to be received in connection therewith by, or the impact of the Merger on, the holders of any other class of securities, creditors, or other constituencies of the Company or any party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Merger, whether relative to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement or otherwise. Centerview’s opinion was necessarily based on economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of the date of the written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm the opinion based on circumstances, developments or events occurring after the date of the written opinion.

Centerview’s opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how any such stockholder or other person should vote or otherwise act with respect to the Merger or any other matter.

Centerview’s financial advisory services and the opinion expressed in the written opinion were provided for the information and assistance of the Special Committee and the Audit Committee in connection with and for purposes of their consideration of the Merger. Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Financial Analyses

The following is a brief summary of the material financial and comparative analyses that Centerview deemed to be appropriate for this type of transaction and that were reviewed with the Special Committee and the Audit Committee, in connection with rendering Centerview’s opinion. The following summary, however, does not purport to be a complete description of all the financial analyses performed by Centerview in connection with rendering its opinion, nor does the order of analyses described represent relative importance or weight given to those analyses by Centerview.

Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses of Centerview. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 20, 2013 (the last trading day prior to the date that Centerview delivered its oral opinion to the Special Committee and the Audit Committee) and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Centerview reviewed, for reference and informational purposes only, the historical trading prices and volumes of the shares of Company Class A Common Stock for the 52-week period ended December 10, 2012 (the trading day prior to the date that information about a potential transaction between the Company and Sprint was reported in the press) and for the 52-week period ended June 20, 2013. Centerview noted that the 52-week closing price low and the 52-week closing price high of the shares for the 52-week period ended December 10, 2012 (the trading day prior to the date that information about a potential transaction between the Company and

Sprint was reported in the press) were $0.90 and $2.69 per share, respectively, and that the 52-week closing price low and the 52-week closing price high of the shares for the 52-week period ended June 20, 2013 were $0.90 and $4.70 per share. Centerview compared the results of this analysis to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was above the range derived from the analysis for the 52-week period ended December 10, 2012 and within the range derived from the analysis of the 52-week period ended June 20, 2013.

Analyst Price Targets Analysis

Centerview reviewed, for reference and informational purposes only, stock price targets of 7 research analysts for shares of Company Class A Common Stock reflected in certain publicly available Wall Street research analyst reports.

The stock price targets for shares of Company Class A Common Stock and the report date for each stock price target were as follows:

Firm	Report Date	Stock Price Target
Wells Fargo	May 2013	$2.97
Davidson	May 2013	$4.40
Guggenheim Partners	May 2013	$3.00
JANCO	May 2013	$3.40
Macquarie Capital	May 2013	$4.50
Jefferies & Company	April 2013	$3.15
UBS AG	April 2013	$3.00

The stock prices targets in the table above represent one-year price targets, other than in the case of Wells Fargo, where timing of target achievement is not given.

Centerview noted that the low and high analyst stock price targets in such research analyst reports ranged from $3.00 to $4.40 (excluding the highest and lowest price targets) per share. Centerview compared the results of this analysis to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was above the range derived from this analysis.

Selected Precedent Spectrum Transactions Analysis

Centerview analyzed certain information relating to selected precedent transactions involving acquisitions of spectrum blocks in the 2.5 GHz, WCS and MSS spectrum bands that Centerview, based on its experience and professional judgment and conversations with senior management and representatives of the Company, deemed comparable to the Company’s spectrum assets and the Merger for purposes of this analysis. In addition, Centerview took into account the preliminary non-binding proposal by DISH on December 6, 2012 to acquire certain spectrum assets of the Company, which proposal we refer to as the Preliminary 2012 DISH Proposal, the preliminary non-binding proposal by Verizon on April 8, 2013 to acquire certain spectrum assets of the Company, which proposal we refer to as the Preliminary 2013 Verizon Proposal, as well as the blended price paid by Sprint to purchase the shares of Class A Common Stock and Class B Common Stock held by Eagle River and certain of its affiliates. The transactions analyzed were:

Preliminary Proposals

Date Announced	Seller	Acquiror	Proposed Transaction Value / MHz-POP
Not applicable	Clearwire Corporation	DISH Network Corporation	$0.216
Not applicable	Clearwire Corporation	Verizon	$0.220-0.300

2.5 GHz Spectrum

Date Announced	Seller	Acquiror	Transaction Value / MHz-POP
October 18, 2012	Eagle River Holdings, LLC(Clearwire Class A and Class B Common Shares)	Sprint Nextel Corporation	$0.211
May 7, 2008	Sprint Nextel Corporation	Clearwire Corporation	$0.255
February 15, 2007	BellSouth Corporation	Clearwire Corporation	$0.176

WCS Spectrum

Date Announced	Seller	Acquiror	Transaction Value / MHz-POP
August 2, 2012	NextWave Wireless, Inc.	AT&T Inc.	$0.211(a)

(a)	Includes C/D blocks not immediately usable due to requirement for “guard bands.” Excluding “guard bands” yields implied transaction value / MHz-POP of $0.37.

MSS Spectrum

Date Announced	Seller	Acquiror	Transaction Value / MHz-POP
June 14, 2011	Terrestar Networks Inc.	DISH Network Corporation	$0.209
February 1, 2011	DBSD North America, Inc.	DISH Network Corporation	$0.227
September 23, 2009	SkyTerra Communications, Inc.	Harbinger Capital Partners Funds (LightSquared)	$0.247

While none of the transactions used in this analysis are identical or involve spectrum assets directly comparable to the Company’s spectrum assets or the Merger, the selected transactions were chosen because they involved spectrum blocks that were considered by Centerview to be most similar to the Company’s spectrum assets for purposes of Centerview’s analysis. In addition to the foregoing transactions, Centerview also reviewed certain information relating to selected precedent transactions involving acquisitions of spectrum blocks in the advanced wireless services, which we refer to as AWS, spectrum. Such transactions were not included in this analysis because Centerview, based on its experience and professional judgment and conversations with senior management and representatives of the Company, considered AWS spectrum insufficiently comparable to the Company’s spectrum assets for purposes of Centerview’s analysis due to, among other things, the fact that (i) AWS spectrum has lower frequencies which allow for better propagation characteristics and more effective penetration of foliage and buildings, (ii) AWS spectrum is subject to a different licensing scheme than spectrum in the 2.5 GHZ block, which utilizes non-standard geographic classifications and involves the management of multiple licenses and lessors, and (iii) there is generally a higher demand for AWS spectrum due to the fact that many industry participants already own significant blocks of AWS spectrum.

For each of the selected transactions, based on publicly available information, the Preliminary 2012 DISH Proposal and the Preliminary 2013 Verizon Proposal, Centerview calculated and compared the transaction value (or proposed transaction value) per MHz-POP, which is the product derived from multiplying the number of megahertz associated with a spectrum license by the population of the license’s service area.

This analysis indicated a minimum transaction value per MHz-POP of $0.176 and a maximum transaction value per MHz-POP of $0.255 (excluding the preliminary proposals). Centerview then applied this range to the Company’s 47.0 billion MHz-POPs based on the internal data and adjusted the resulting transaction values by the Company’s June 30, 2013 projected net debt balance (including the net present value of spectrum leases) as provided by the Company’s management. This analysis resulted in an illustrative implied equity value range of approximately $1.55 to $3.75 per share. Centerview compared the results of this analysis to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was within the illustrative range of implied equity values per share derived from this analysis. Centerview noted that the Merger Consideration to be paid to the holders of Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement implied a transaction value per MHz-POP of $0.299. Centerview noted that the implied transaction value per MHz-POP of $0.299 was above the range of implied transaction value per MHz-POP derived from this analysis.

Premiums Paid Analysis

Cash Transactions

Utilizing a publicly available transaction research database, Centerview identified cash only transactions for U.S.-based, publicly-traded, non-financial and non-real estate target companies with equity values ranging between $1 billion and $5 billion, announced since January 1, 2009 for which there were relevant premiums paid data, of which there were 122 transactions. Centerview analyzed the premiums paid in such transactions based on the value of the per share consideration received in the relevant transaction relative to the closing stock price of the target company 1-day, 1-week and 4-weeks prior to the announcement date of such transaction.

The following table presents the results of this analysis with respect to the selected transactions:

	1-Day Premium	1-Week Premium	4-Week Premium
25th Percentile	20%	24%	26%
Median	31%	35%	36%
Mean	37%	39%	45%
75th Percentile	44%	44%	52%

Based on the foregoing, Centerview applied the median 1-day premium of 31% to the closing price of the shares of our Class A Common Stock on November 20, 2012 (the trading day prior to Sprint’s initial proposal to the Company with respect to the Merger) of $2.12 and the mean 1-day premium of 37% to the closing price of the shares of our Class A Common Stock on December 10, 2012 (the trading day prior to the date that information about a potential transaction between the Company and Sprint was reported in the press) of $2.40.

This analysis resulted in an illustrative implied equity value range of approximately $2.80 to $3.30 per share of our Class A Common Stock. Centerview compared the results of this analysis to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was above the illustrative range of implied equity values per share derived from this analysis.

In addition, Centerview applied the median 1-day premium of 31% to the closing price of the shares of our Class A Common Stock on October 10, 2012 (the trading day immediately prior to the date discussions between Sprint and SoftBank were first confirmed in the marketplace) of $1.30. This analysis extended the above referenced range and resulted in an illustrative implied equity value range of approximately $1.70 to $3.30 per share of our Class A Common Stock. Centerview compared the results of this analysis to the Merger Consideration in cash to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was above the illustrative range of implied equity values per share derived from this analysis.

Minority Buy-Outs

Centerview reviewed premiums paid for U.S.-based publicly-traded companies in 9 cash-only transactions with transaction equity value greater than $1.0 billion, involving majority holders’ buyout of minority holders that Centerview, based on its experience and professional judgment, deemed comparable to the Company and the Merger for purposes of this analysis. These transactions were:

Date Announced	Target	Acquiror	1-Day Premium	1-Week Premium	4-Week Premium
June 2, 2010	Gerdau Ameristeel Corp.	Gerdau Steel North America Inc.	53.4%	57.1%	56.9%
September 4, 2009	Odyssey Re Holdings Corp.	Fairfax Financial Holdings Ltd.	30.0%	29.9%	39.9%
August 12, 2008	UnionBanCal Corp.	Mitsubishi UFJ Financial Group Inc.	27.2%	29.5%	104.4%
July 21, 2008	Genentech, Inc.	Roche Holding AG	16.1%	26.0%	28.1%
March 10, 2008	Nationwide Financial Services, Inc.	Nationwide Mutual Insurance Company	40.2%	31.0%	31.0%
November 20, 2006	TD Banknorth Inc.	TD Bank Financial Group	7.3%	9.1%	8.6%
February 6, 2006	Lafarge North America Inc.	Lafarge S.A.	33.8%	34.4%	40.5%
September 1, 2005	7-Eleven, Inc.	Seven & I Holdings Co., Ltd.	32.3%	31.0%	14.1%
August 2, 2004	Cox Communications, Inc.	Cox Enterprises, Inc.	26.0%	24.6%	25.2%

Centerview analyzed the premiums paid in the above transactions based on the value of the per share consideration received in the relevant transaction relative to the closing stock price of the target company 1-day, 1-week and 4-weeks prior to the announcement date of such transaction.

The following table presents the results of this analysis with respect to the selected transactions:

	1-Day Premium	1-Week Premium	4-Week Premium
Minimum	7.3%	9.1%	8.6%
Mean	29.6%	30.3%	38.8%
Median	30.0%	29.9%	31.0%
Maximum	53.4%	57.1%	104.4%

Based on the foregoing, Centerview applied the median 1-day premium of 30% to the closing price of the shares of our Class A Common Stock on November 20, 2012 (the trading day prior to Sprint’s initial proposal to the Company with respect to the Merger) of $2.12 and to the closing price of shares of our Class A Common Stock on December 10, 2012 (the trading day prior to the date that information about a potential transaction between the Company and Sprint was reported in the press) of $2.40.

This analysis resulted in an illustrative implied equity value range of approximately $2.75 to $3.10 per share of our Class A Common Stock. Centerview compared the results of this analysis to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was above the illustrative range of implied equity values per share derived from this analysis.

In addition, Centerview applied the median 1-day premium of 30% to the closing price of the shares on October 10, 2012 (the trading day immediately prior to the date discussions between Sprint and SoftBank were first confirmed in the marketplace) of $1.30 of our Class A Common Stock. This analysis extended the above referenced range and resulted in an illustrative implied equity value range of approximately $1.70 to $3.10 per share of our Class A Common Stock. Centerview compared the results of this analysis to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was above the illustrative range of implied equity values per share derived from this analysis.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of the Company based on two sets of financial projections of the Company for the second half of fiscal year 2013 and for fiscal years 2014 through 2020 prepared by management of the Company: (1) a Single-Customer Case, which we refer to as the SCC, which assumes Sprint will remain the Company’s only major wholesale customer, and (2) a Multi-Customer Case, which we refer to as the MCC, which assumes the Company would achieve substantial non-Sprint network traffic beginning in 2014. See “—Prospective Financial Information.” The financial projections did not reflect any potential proceeds from the hypothetical divestiture of any of the Company’s excess spectrum assets.

Based on each of the SCC and the MCC, Centerview calculated the forecasted unlevered free cash flows of the Company and determined a terminal value for the Company assuming a perpetuity growth rate range of 1% to 3% based on Centerview’s experience and professional judgment, which was informed, in part, by the EBITDA multiples implied by the terminal value calculated assuming various perpetuity growth rates. Centerview then discounted to present value (utilizing a mid-year discounting convention and discounting back to July 1, 2013) the unlevered free cash flows of the Company and the terminal value, in each case using discount rates ranging from 10.0% to 17.5%, reflecting a range of Centerview’s estimates of the Company’s weighted average cost of capital based on Centerview’s review of the Company’s weighted average cost of capital implied by (i) the Company’s cost of equity derived using the capital asset pricing model and (ii) the yield on the Company’s outstanding traded debt securities. For each, Centerview reviewed values at December 10, 2012 (the trading day prior to the date that information about a potential transaction between the Company and Sprint was reported in the press), October 10, 2012 (the trading day immediately prior to the date discussions between Sprint and Softbank were first confirmed in the marketplace) and October 11, 2011 (the trading day on which the Company’s outstanding traded debt securities were traded at a price that implied the maximum yield to worst on these securities) and May 20, 2013 (the trading day prior to the rendering of Centerview’s opinion). In performing this analysis, Centerview also took into account the present value of the Company’s net operating losses based on the estimated utilization of the Company’s net operating losses per the Company’s management, discounted at a cost of equity ranging from 12% to 24%, which was based on Centerview’s estimate of the Company’s cost of equity assuming a weighted average cost of capital ranging from 10.0% to 17.5%, the Company’s after-tax cost of debt and the Company’s ratio of debt to capitalization.

This analysis resulted in an illustrative implied equity value range of approximately ($2.25) to $0.68 per share of our Class A Common Stock based on the SCC and $3.27 to $13.94 per share of our Class A Common Stock based on the MCC. Centerview compared the results of the above analysis to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement. Centerview noted that the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was within the illustrative range of implied equity values per share derived from this analysis based on the MCC and above the illustrative range of implied equity values per share derived from this analysis based on the SCC.

Centerview noted, however, that its assessment of the results of the discounted cash flow analysis was impacted by (1) with respect to the MCC, the fact that Centerview had been informed by the management of the Company that there were significant historical and continuing challenges and uncertainty in its ability to attract additional wholesale spectrum customers, and (2) the fact that based on management estimates, both the SCC and the MCC are expected to require significant amounts of capital to fully finance the corresponding business plans (approximately $3.5 billion of peak cumulative cash shortfalls for the SCC in 2017 and approximately $2.1 billion of peak cumulative cash shortfalls for the MCC in 2015), which may not be available to the Company.

Other Considerations

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Centerview believes that selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Centerview’s opinion. In arriving at its fairness determination, Centerview considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. In its analyses, Centerview considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company or transaction used in the analyses is identical to the Company or the Merger, and an evaluation of the results of the analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies and assets analyzed. The estimates contained in the analyses and the ranges of implied valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, the analyses are inherently subject to substantial uncertainty. Centerview prepared the above analyses for the purpose of providing its opinion to the Special Committee and the Audit Committee regarding whether, as of the date of the written opinion, the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Centerview or any other person assumes responsibility if future results are materially different from those forecasted.

The opinion and analyses of Centerview were only one of many factors taken into consideration by the Special Committee and the Audit Committee in their respective evaluations of the Merger. Consequently, the analyses described above should not be viewed as determinative of the views of the Special Committee, the Audit Committee, the Board of Directors or the Company’s management with respect to the Merger Consideration to be paid to the holders of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement or as to whether the Special Committee, the Audit Committee or the Board of Directors would have been willing to determine that a different consideration was fair.

Centerview is a securities firm engaged directly and through affiliates in a number of investment banking, financial advisory and merchant banking activities. Centerview has not in the past two years provided investment banking or other services to the Company. Centerview has not in the past two years provided, and is not currently providing, investment banking or other services to Sprint or SoftBank. Centerview may provide investment banking or other services to the Company, Sprint or SoftBank, or their respective affiliates in the future, for which Centerview may receive compensation.

Under the terms of Centerview’s engagement letter with the Special Committee, Centerview advised the Special Committee that, to the knowledge of Centerview, its controlled affiliates and the principal members of the team working on its engagement, none of Centerview, its controlled affiliates and the principal members of the team working on its engagement had any direct material economic interests in the Company, Sprint or Softbank, other than potential economic interests in accounts over which both (i) such person has no influence or control and (ii) such person has no knowledge of the holdings of such accounts.

In choosing a financial advisor, the Special Committee members discussed whether to engage a number of potential internationally recognized financial services firms to act as financial advisor, including Centerview, based on the knowledge of the members of the Special Committee of firms with expertise in transactions similar to the Merger. The members of the Special Committee then interviewed Centerview and, after consideration and confirmation that Centerview did not have a conflict of interest, selected Centerview as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience and expertise in transactions similar to the Merger. Centerview has acted as financial advisor to the Special Committee in connection with, and has participated in certain of the negotiations leading to, the Merger. In consideration of Centerview’s services, under the terms of Centerview’s engagement letter with the Special Committee (as amended), Centerview received $1 million upon its engagement by the Special Committee and $2 million upon the public announcement of the Merger. Centerview is also entitled to receive (1) upon the consummation of the Merger, a transaction fee which is estimated as of June 21, 2013 to be approximately $19 million (less the fees described in the preceding sentence) or (2) upon the consummation of the DISH Tender Offer, a transaction fee of $15 million (less the fees described in the preceding sentence). The Special Committee was aware of this fee structure as well as the fact that Centerview would be entitled to receive a transaction fee in the event the Company entered into certain alternative transactions and an expiration fee if the engagement is terminated under certain circumstances and took such information into account in considering the Centerview opinion and in making its recommendations to the Company board. The Company has also agreed to reimburse Centerview for certain expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of its engagement.

Opinion of Financial Advisor to the Board of Directors

The following information supplements the section of the Special Factors titled “Opinion of Financial Advisor to the Board of Directors” beginning on page 62 of the proxy statement.

In connection with Clearwire’s board of directors’ analysis and consideration of potential strategic alternatives, including the Merger, on December 7, 2012, Clearwire’s board of directors retained Evercore to act as financial advisor to Clearwire’s board of directors. On June 20, 2013, at a meeting of Clearwire’s board of directors, Evercore delivered its oral opinion to Clearwire’s board of directors, which opinion was subsequently confirmed by delivery of a written opinion, dated June 20, 2013, to the effect that, as of such date and based upon and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the Merger Consideration to be paid to the holders of shares of our Class A Common Stock (other than affiliates of the Company) pursuant to the Merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of Evercore, dated June 20, 2013, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken in rendering its opinion, is attached to this proxy statement as Annex S-K. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was directed to Clearwire’s board of directors and addresses, as of the date of such opinion, only the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of our Class A Common Stock (other than affiliates of the Company). The opinion does not address any other aspect of the proposed Merger and does not constitute a recommendation to Clearwire’s board of directors or to any other persons in respect of the proposed Merger, including to any Clearwire shareholder as to how any such holder should vote or act in respect of the proposed Merger. Evercore’s opinion does not address the relative merits of the proposed Merger as compared to other business or financial strategies that might be available to Clearwire, nor does it address the underlying business decision of Clearwire to engage in the proposed Merger. The summary of the Evercore opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion attached to this proxy statement as Annex S-K.

In connection with rendering its opinion, Evercore has, among other things:

(i)	reviewed certain publicly available business and financial information relating to Clearwire that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Clearwire prepared and furnished to Evercore by management of Clearwire;

(iii)	reviewed certain non-public projected financial data relating to Clearwire prepared and furnished to Evercore by management of Clearwire (including the Single-Customer Case and Multi-Customer Case more fully described below under “—Prospective Financial Information”), which we refer to as the Management Projections (which data is the same as the data contained in “—Prospective Financial Information”);

(iv)	discussed with management of Clearwire, Clearwire’s past and current operations, financial projections and current financial condition, including Clearwire’s liquidity position and capital needs (and including management’s views on the risks and uncertainties related to the foregoing);

(v)	reviewed the reported prices and the historical trading activity of the shares of Class A Common Stock;

(vi)	compared the valuation multiples relating to the Merger with those of certain other transactions that Evercore deemed relevant;

(vii)	reviewed the Merger Agreement dated December 17, 2012, the First Amendment to Merger Agreement, dated April 18, 2013, the Second Amendment to Merger Agreement, dated May 21, 2013, and a draft of the proposed amendment to the Merger Agreement dated June 20, 2013 which Evercore assumed was in substantially final form and from which Evercore assumed the final form would not vary in any material respect to Evercore’s analysis;

(viii)	reviewed the Note Purchase Agreement, dated December 17, 2012, the First Amendment to Note Purchase Agreement, dated January 31, 2013, the Second Amendment to Note Purchase Agreement, dated February 26, 2013, and the indenture relating to the Notes, dated March 1, 2013; and

(ix)	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the Management Projections, Evercore assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Clearwire as to the future financial performance of Clearwire under the business assumptions reflected therein. Evercore expressed no view as to any projected financial data relating to Clearwire or the assumptions on which they are based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the proposed Merger will be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the proposed Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Clearwire or the consummation of the proposed Merger or materially reduce the benefits to the holders of the Class A Common Stock in the proposed Merger.

Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Clearwire, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of Clearwire under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and as can be evaluated on the date of the opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion. Clearwire advised Evercore that as of the date of the opinion, Clearwire did not expect to generate cumulative positive cash flows during the next twelve months after the date of the Evercore opinion, that Clearwire would need to raise substantial additional capital to fund its business and meet its financial obligations beyond the next twelve months after the date of the Evercore opinion and that the ability of Clearwire to successfully fulfill its additional capital needs in a timely manner was uncertain. In arriving at its opinion, Evercore took these views into account, as well as the impact of Clearwire’s liquidity position and capital needs on the execution of Clearwire’s business plan.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, as of the date of the Evercore opinion, to the holders of the Class A Common Stock (other than affiliates of the Company), from a financial point of view, of the Merger Consideration as of the date of its opinion. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed Merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of Clearwire, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Clearwire, or any class of such persons, whether relative to the Merger Consideration to be paid to the holders of the Class A Common Stock (other than affiliates of the Company) or otherwise. Evercore did not express any view on, and its opinion did not address, the fairness of the transactions contemplated by the Note Purchase Agreement or the values of the constituent elements of that transaction. Evercore assumed that any modification to the structure of the transaction will not affect its analysis in any material respect. Evercore’s opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Evercore, nor did it address the underlying business decision of Clearwire to engage in the proposed Merger.

In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the shares of Class A Common Stock or any business combination or other extraordinary transaction involving Clearwire. Evercore’s opinion did not constitute a recommendation to the board of directors or to any other persons in respect of the proposed Merger, including as to how any holder of shares of Class A Common Stock should vote or act in respect of the proposed Merger. Evercore expressed no opinion as to the price at which shares of Clearwire will trade at any time. Evercore’s opinion noted that it is not a legal, regulatory, accounting or tax expert and Evercore assumed the accuracy and completeness of assessments by Clearwire and its advisors with respect to legal, regulatory, accounting and tax matters.

Evercore’s opinion was only one of many factors considered by the board of directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the board of directors or our management with respect to the proposed Merger or the Merger Consideration to be paid to holders of Clearwire’s Class A Common Stock (other than affiliates of the Company). Consequently, the analyses as described below should not be viewed as determinative of the opinion of the Clearwire board of directors with respect to the Merger Consideration or of whether the Clearwire board of directors would have been willing to agree to different consideration.

Set forth below is a summary of the material financial analyses reviewed by Evercore with Clearwire’s board of directors on June 20, 2013 in connection with rendering the Evercore opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before June 19, 2013, the most recent trading day before delivery of the opinion, and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses. The tables alone do not constitute a complete description of the financial analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

In conducting its analysis, Evercore used various methodologies to review the valuation of Clearwire to assess the fairness of the Merger Consideration to be paid to the holders of shares of Class A Common Stock (other than affiliates of the Company). Specifically, Evercore conducted analyses of precedent premia paid analysis, selected publicly-traded companies, selected precedent spectrum transactions, discounted cash flow, which we refer to as DCF, historical share price, and research analyst price targets. However, Evercore only relied upon the analyses of precedent premia paid analysis, selected publicly-traded companies, selected precedent spectrum transactions and DCF for purposes of its opinion.

Analysis of Precedent Premia Paid

Evercore conducted a precedent premia paid analysis by analyzing three categories of transactions since January 1, 2000. A description of each of the categories is provided below.

•

All cash transactions wherein equity value purchased was greater than $500 million but less than $10 billion, which we refer to as All Cash transactions, in which the acquirer purchased 100% of the target. There were 611 such transactions, and the median premium paid relative to the trading share prices one day prior to the announcement of these transactions was 26.6%, the median premium paid relative to the trading share prices one week prior to the announcement of these transactions was 28.5%, and the median premium paid relative to the trading share prices four weeks prior to the announcement of these transactions was 31.7%.

•

All cash transactions wherein equity value purchased was greater than $500 million by an acquirer who already had a less than 50% ownership in the target and acquired the rest of the equity stake increasing its ownership to 100%, which we refer to as Minority-Led transactions. There were 23 such transactions, and the median premium paid relative to the trading share prices one day prior to the announcement of these transactions was 30.2%, the median premium paid relative to the trading share prices one week prior to the announcement of these transactions was 32.7%, and the median premium paid relative to the trading share prices four weeks prior to the announcement of these transactions was 44.5%.

•

All cash transactions wherein equity value purchased was greater than $500 million by an acquirer who already had a greater than 50% ownership in the target and acquired the rest of the equity stake increasing its ownership to 100%, which we refer to as Majority-Led transactions. There were 16 such transactions, and the median premium paid relative to the trading share prices one day prior to the announcement of these transactions was 25.8%, the median premium paid relative to the trading share prices one week prior to the announcement of these transactions was 27.7%, and the median premium paid relative to the trading share prices four weeks prior to the announcement of these transactions was 24.7%.

Evercore applied these premia above to Clearwire’s closing share price one day, one week and four weeks prior to the speculation in the markets about the Sprint-SoftBank Merger on October 11, 2012 and to Clearwire’s closing share price one day, one week and four weeks prior to Sprint’s initial proposal to acquire the non-Sprint equity stake in Clearwire on November 21, 2012. The results are provided in the table below.

	Implied Share Price
	Share Price	All Cash	Minority-Led	Majority-Led
Prior to Sprint-SoftBank Speculation (10/11/12)
1-Day Prior	$1.30	$1.65	$1.69	$1.64
1-Week Prior	$1.34	$1.72	$1.78	$1.71
4-Weeks Prior	$1.63	$2.15	$2.36	$2.03

Prior to Initial Sprint Proposal (11/21/12)
1-Day Prior	$2.12	$2.68	$2.76	$2.67
1-Week Prior	$2.22	$2.85	$2.95	$2.84
4-Weeks Prior	$1.91	$2.52	$2.76	$2.38

Based on the above table, Evercore selected the high to low range of implied share prices based on Clearwire’s closing share price prior to October 11, 2012 and on Clearwire’s closing share price prior to November 21, 2012. The table below summarizes the implied per share equity value reference ranges for Clearwire:

Implied Equity Value per share Valuation Reference Range for Clearwire
Prior to Sprint-SoftBank Speculation (10/11/12)	$1.64 - $2.36
Prior to Initial Sprint Proposal (11/21/12)	$2.38 - $2.95

Evercore noted that the Merger Consideration to be paid to holders of Clearwire’s Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement exceeds the ranges of the share prices implied by Evercore’s analysis of precedent premia paid.

Analysis of Selected Publicly-Traded Companies

In order to derive an implied per share equity value reference range for Clearwire, Evercore analyzed the implied spectrum value (or $/MHz-POP) based on public market trading values of similar companies. Evercore, based on its professional judgment and experience in the wireless telecommunications industry, deemed the following two companies, which have either debt and/or equity trading in public markets, sufficiently comparable to Clearwire to serve as a useful basis for comparison:

•	Globalstar, Inc., which we refer to as Globalstar

•	LightSquared Inc., which we refer to as LightSquared

However, because of the inherent differences between the businesses, operations, spectrum portfolio, capital structure, regulatory characteristics and prospects of Clearwire and the selected comparable companies, no comparable company is exactly the same as Clearwire.

Evercore reviewed, among other things, enterprise values as a multiple of the total MHz-POPs of the selected comparable companies. For Globalstar, enterprise value was calculated as public market equity value plus debt, less cash and cash equivalents based on publicly available information. No value was attributed to the existing mobile satellite services business for the purposes of this analysis. The implied spectrum value or implied $/MHz-POP for Globalstar was computed by dividing the calculated enterprise value by Globalstar’s MHz-POPs, derived from the spectrum approved by the FCC for Ancillary Terrestrial Component purposes. For LightSquared, enterprise value was calculated based on the market value of LightSquared outstanding indebtedness including the present value of spectrum leases less cash and cash equivalents. Since LightSquared is currently in restructuring, there is no publicly-traded market value for the common equity and no value has been attributed to the common equity for the purposes of this analysis. The implied spectrum value or implied $/MHz-POP for LightSquared was computed by dividing the calculated enterprise value by LightSquared’s MHz-POPs, derived from publicly available information on LightSquared’s total spectrum portfolio. Implied $/MHz-POPs multiples for the selected comparable companies is summarized below:

Comparable Company	Implied $/MHz-POPs
Globalstar	$0.20
LightSquared	$0.19

Evercore then applied the range of selected calculated enterprise value to implied MHZ-POPs multiples of $0.19-$0.20/ MHz-POP derived from the selected comparable companies to the corresponding total MHz-POPs for Clearwire as furnished to Evercore by the management of Clearwire. This resulted in an implied enterprise value for Clearwire, which was then used to derive an implied price per share of Common Stock. These implied share prices were derived by subtracting management’s estimate of net debt and the present value of spectrum leases as of June 30, 2013 from enterprise value and then dividing those amounts by the number of fully diluted shares of Clearwire at that particular share price. Net debt is the sum of interest bearing debt, minus the cash balance, in each case based on management estimates.

The table below summarizes the implied per share equity value reference ranges for Clearwire:

Implied Equity Value per share Valuation Reference Range for Clearwire
Selected Publicly-Traded Companies	$1.98 - $2.34

As discussed above, because of the inherent differences between the businesses, operations, spectrum portfolio, capital structure, regulatory characteristics and prospects of Clearwire and the selected comparable companies, no comparable company is exactly the same as Clearwire.

Evercore noted that the Merger Consideration to be paid to holders of Clearwire’s Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement exceeds the range of the share prices implied by Evercore’s analysis of selected publicly-traded companies.

Analysis of Selected Precedent Spectrum Transactions

Evercore reviewed the financial terms, to the extent publicly available, of transactions since 2007 related to the sale of spectrum that Evercore deemed relevant, based on its professional experience with transactions in the wireless telecommunications industry. The set of transactions include (i) the potential sale of spectrum pursuant to the proposal delivered by DISH on December 28, 2012, which proposal we refer to as the December DISH Proposal, (ii) the potential tender offer for Clearwire’s Common Stock at a price of $3.30 per share pursuant to the December DISH Proposal, (iii) the tender offer for Clearwire’s Common Stock at a price of $4.40 per share pursuant to the DISH Tender Offer commenced on May 28, 2013 and (iv) the preliminary non-binding proposal by Verizon on April 8, 2013 to acquire certain spectrum assets of Clearwire, which proposal we refer to as the Preliminary 2013 Verizon Proposal. For each of the selected precedent transactions, Evercore, using publicly available financial and other information, determined the spectrum value or $/MHz-POP for the spectrum sold in each of these transactions. The implied spectrum value or $/MHz-POP for each of the relevant transactions is listed below:

Acquirer	Target	Spectrum Band	Date Transaction Announced	Implied $/MHz- POP
Preliminary 2013 Verizon Proposal	Clearwire Spectrum	EBS	N/A	$0.22-$0.30
DISH Tender Offer	Clearwire	EBS/BRS	N/A	$0.28
DISH Proposal—Tender Offer	Clearwire	EBS/BRS	N/A	$0.24
DISH Proposal—Spectrum	Clearwire	EBS/BRS	N/A	$0.19
Sprint	Clearwire (Represents the sale of Eagle River’s equity interest in Clearwire)	EBS/BRS	October 2012	$0.21
Sprint	Clearwire (Represents Clearwire equity value received by Sprint for its contribution of spectrum)	EBS/BRS	May 2008	$0.26
Clearwire	BellSouth	BRS	February 2007	$0.18
AT&T	NextWave (Implied price for A&B Block only)	WCS	August 2012	$0.35
AT&T	NextWave (All)	WCS	August 2012	$0.19
DISH	Terrestar	S-Band	June 2011	$0.21
DISH	Terrestar	S-Band	June 2011	$0.13
DISH	DBSD North America	S-Band	February 2011	$0.23
DISH	DBSD North America	S-Band	February 2011	$0.15	*
Harbinger	SkyTerra	L-Band	September 2009	$0.25

*	Evercore also analyzed implied $/MHz-POP multiples for the DISH/DBSD North America and the DISH/Terrestar transactions adjusted for the book value of satellite assets.

None of these precedent transactions is identical or directly comparable to the Merger. Because the reasons for, and the circumstances surrounding, each of the selected precedent transactions analyzed were so diverse, and because of the inherent differences between the operations and the financial condition of Clearwire and the companies involved in the selected precedent transactions, Evercore believes that a comparable transaction analysis is not solely mathematical and involves complex considerations and judgments. As such, based on this analysis and Evercore’s professional judgment, Evercore applied a range of the $0.18-$0.28 /MHz-POP to the aggregate MHz-POPs of Clearwire to calculate the implied enterprise value of Clearwire. The implied equity value of Clearwire was derived by subtracting net debt and the present value of spectrum leases as of June 30, 2013 from enterprise value and then dividing those amounts by the number of fully diluted shares of Clearwire at that particular share price. Net debt is the sum of interest bearing debt, minus the cash balance, in each case based on management estimates.

The Company is expected to continue to generate negative cash flows for the 12 months after the date of the Evercore opinion. As such, in order to illustrate the impact of reduction in cash on equity value, the equity value was derived as of June 30, 2013 and also as of December 31, 2013 using the same range of $0.18-$0.28/MHz-POPs discussed in the preceding paragraph and the estimated net debt corresponding to June 30, 2013 and December 31, 2013 and the present value of spectrum leases each as based on estimates from management of Clearwire.

The table below summarizes the implied per share equity value reference ranges for Clearwire:

Implied Equity Value per share Valuation Reference Range for Clearwire
Selected Precedent Transactions (6/30/13 Est. Net Debt Balance)	$1.66 - $4.40
Selected Precedent Transactions (12/31/13 Est. Net Debt Balance)	$1.31 - $4.07

Evercore noted that the Merger Consideration to be paid to holders of Clearwire’s Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement exceeds the ranges of the share prices implied by Evercore’s analysis of selected precedent spectrum transactions.

Analysis of Discounted Cash Flow

As part of its analysis, and in order to estimate the implied present value of the equity value per share for Clearwire, Evercore prepared a discounted cash flow analysis for Clearwire.

A discounted cash flow analysis is a valuation methodology used to derive a valuation of an asset by calculating the present value of estimated future cash flows to be generated by the asset. Present value refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate. Evercore performed a discounted cash flow analysis for Clearwire by adding (1) the present value of Clearwire’ projected after-tax unlevered free cash flows for the second half of fiscal 2013 and for fiscal years 2014 through 2020, (2) the present value of the terminal value of Clearwire as of the end of fiscal year 2020, and (3) the present value of net operating losses of Clearwire. For each year, unlevered free cash flow was derived as follows: EBITDA plus certain non-cash adjustments less taxes less capital expenditures less changes in working capital, where changes in working capital can either be positive or negative. Terminal value refers to the present value of all future cash flows to be generated by an asset for the period after fiscal year 2020. The unlevered free cash flows, range of terminal values and net operating losses were discounted to present values as of June 30, 2013.

Evercore estimated a range of terminal values as of the end of fiscal year 2020 calculated based on perpetuity growth rates of 2.0% to 4.0%, which Evercore selected based on its professional judgment and experience in the wireless telecommunications industry. Evercore performed the discounted cash flow analysis using a range of discount rates from 10.0% to 17.5% which Evercore selected based on discount rate analysis (which took into account macro-economic assumptions and estimates of risk, cost of financial distress, Clearwire’s cost of debt, weighted average cost of capital analysis and other appropriate factors), professional judgment and experience in the wireless telecommunications industry. Evercore calculated per share equity values by first determining a range of enterprise values of Clearwire by adding the present values of the after-tax unlevered free cash flows, certain net operating losses and terminal values for each perpetuity growth rate and discount rate scenario, and then subtracting from the enterprise values the estimated net debt as of June 30, 2013 and then dividing those amounts by the number of fully diluted shares of Clearwire at that particular share price. Net debt is the sum of interest bearing debt, minus the cash balance, in each case based on management estimates at that date.

Evercore prepared discounted cash flow analyses for two sets of projections provided by the Company’s management. One set of projections was based on the assumption that Sprint will continue to be the Company’s only primary wholesale customer, or the SCC; while the other set of projections was based on the assumption that the Company will be able to source additional large wholesale customers in addition to Sprint, or the MCC. Based on management estimates, both sets of projections are expected to require significant amounts of capital to fully finance the corresponding business plans. The SCC and MCC are estimated to have peak cumulative cash shortfalls of approximately $3.5 billion and $2.1 billion in 2017 and 2015, respectively, before the time at which the Company becomes net cash flow positive. The SCC and MCC assume that any existing debt ($3.8 billion of which matures between 2015 and 2017) is refinanced at maturity at existing rates. In addition to the additional capital requirements needed to finance the SCC and MCC, management of Clearwire indicated that Clearwire has encountered historical and continuing significant challenges and uncertainty in its ability to attract additional wholesale spectrum customers.

In the SCC case, the management of Clearwire indicated that the Company may have excess spectrum capacity that may not be required to operate the business. As such, in the SCC case, in addition to the discounted cash flow analysis, Evercore also analyzed the incremental value to the equity of Clearwire from the net proceeds received from a potential sale of excess spectrum. For the purposes of this analysis, Evercore estimated $2.0 billion of net proceeds or $1.19 -$1.32 per share of incremental equity value in addition to the equity value derived from the discounted cash flow analysis.

The table below summarizes the implied per share equity value reference ranges for Clearwire:

Implied Equity Value per share Valuation Reference Range for Clearwire*
DCF (SCC Case)	($1.91) - $1.94
DCF (SCC Case + Potential Sale of Excess Spectrum)	($0.59) - $3.14
DCF (MCC Case)	$3.81 - $16.77

*	The SCC and MCC are estimated to have peak cumulative cash shortfalls of approximately $3.5 billion and $2.1 billion, in 2017 and 2015, respectively, before the time at which the Company becomes net cash flow positive. The SCC and MCC assume that any existing debt ($3.8 billion of which matures between 2015 and 2017) is refinanced at maturity at existing rates.

Evercore noted that the Merger Consideration to be paid to holders of Clearwire’s Class A Common Stock (other than affiliates of the Company) pursuant to the Merger Agreement exceeds the ranges of the share prices implied by Evercore’s analysis of the DCF (SCC Case) and the DCF (SCC Case + Potential Sale of Excess Spectrum) and is within the range of the share prices implied by Evercore’s analysis of the DCF (MCC Case).

Review of Historical Share Prices

Evercore reviewed the recent stock price performance of Clearwire based on an analysis of public trading prices for the twelve months ended June 19, 2013 (the last trading day prior to Sprint’s revised proposal). During this time period, the closing price of Class A Common Stock ranged from a low of $0.90 to a high of $4.70.

Review of Research Analyst Price Targets

Evercore compared recent publicly available research analyst price targets for Clearwire that were available to Evercore as of December 10, 2012, which was the day before there was speculation in the markets about the Merger, and as of June 19, 2013. Evercore examined ten such analyst targets as of December 10, 2012 set forth in the table below, and noted that the low and high per share equity value price targets for Class A Common Stock were $1.00 and $4.00, respectively. Given that the low target price of $1.00 represented a forward target price as of December 31, 2013, Evercore discounted this target price to December 31, 2012 assuming a cost of equity of 20.0% based on Evercore’s professional judgment and experience in the wireless telecommunications industry, resulting in an adjusted low per-share equity value price target of $0.83 per share. Evercore also examined eight such analyst targets as of June 19, 2013 set forth in the table below, and noted that the low and high per share equity value price targets for Class A Common Stock were $2.97 and $4.50, respectively. As such, the publicly available analyst price targets indicated a range of $0.83 to $4.50 per share of Class A Common Stock.

Publication Date	Analyst	Price Target	Achievement Date
October 25, 2012	Bank of America Merrill Lynch	$4.00	N/A
October 26, 2012	Guggenheim Partners	3.00	End of 2013
November 8, 2012	RBC	2.50	N/A
October 26, 2012	D.A. Davidson	3.00	12-18 months
October 26, 2012	Jefferies	2.00	Year-end 2013
October 25, 2012	Evercore Partners	1.75	N/A
October 26, 2012	Morgan Stanley	1.00	12 months
December 5, 2012	J.P. Morgan	4.00	N/A
November 1, 2012	Macquarie	2.75	12 months
October 26, 2012	UBS	1.75	12 months
June 13, 2013	Wells Fargo	2.97	N/A
June 2, 2013	New Street	3.50	N/A
May 30, 2013	D.A. Davidson	4.40	12-18 months
May 29, 2013	Macquarie	4.50	12 months
May 21, 2013	Janco Partners	3.40	N/A
April 26, 2013	Jefferies	3.15	N/A
April 26, 2013	Guggenheim	3.00	N/A
April 15, 2013	UBS	3.00	N/A

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the proposed Merger by Clearwire’s board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment in the wireless telecommunications industry after considering the results of all the analyses. In addition, Evercore considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of Clearwire. No precedent spectrum sale transaction used in the above analyses as a comparison is directly comparable to a potential sale of spectrum by Clearwire. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Clearwire or its advisors. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was viewed as any more significant or was or should be given any greater weight than any other analysis.

Evercore prepared these analyses for the purpose of providing an opinion to Clearwire’s board of directors as to the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of shares of Class A Common Stock (other than affiliates of the Company) pursuant to the proposed Merger. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

The issuance of the Evercore opinion was approved by an opinion committee of Evercore Group L.L.C.

Under the terms of Evercore’s engagement, Clearwire agreed to pay Evercore a customary fee for its services. In consideration of Evercore’s services, under the terms of Evercore’s engagement letter with Clearwire (as amended), Evercore received $1 million upon its engagement by Clearwire and $2 million upon the public announcement of the Merger Agreement. Evercore also is entitled to receive (1) upon the consummation of the Merger, a transaction fee which is estimated as of June 21, 2013 to be approximately $19 million (less the fees described in the preceding sentence) or (2) upon the consummation of the DISH Tender Offer, a transaction fee of $15 million (less the fees described in the preceding sentence). The board of directors of Clearwire was aware of this fee structure, as well as the fact that Evercore would be entitled to receive a transaction fee in the event the Company entered into certain alternative transactions and an expiration fee if the engagement is terminated under certain circumstances, and took such information into account in considering the Evercore opinion and in approving the Merger. In addition, Clearwire has agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement, and to indemnify Evercore and its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons against certain losses, claims, damages, liabilities or expense to which any such person may become subject, relating to, arising out of or in connection with Evercore’s engagement, performance of any service in connection therewith or any transaction contemplated thereby. Prior to its engagement, Evercore informed the board of directors of Clearwire that Eduardo Mestre, a Senior Managing Director of Evercore and a member of the Evercore team that would provide services to Clearwire, is a member of the Board of Directors of Comcast. The Clearwire board of directors engaged Evercore and requested Evercore’s opinion after having been so informed.

During the two year period prior to the date hereof, no material relationship existed between Evercore and its affiliates and Clearwire, Sprint or SoftBank pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. Evercore may provide financial or other services to Clearwire, Sprint or SoftBank or their respective affiliates in the future and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of Clearwire, Sprint and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

In choosing a financial advisor, the Company’s board of directors discussed whether to engage a number of potential internationally recognized financial services firms to act as financial advisor, including Evercore, based on the knowledge of the members of the Company’s board or directors of firms with expertise in the industry in which the Company operates and in transactions similar to the Merger. The members of the Company’s board of directors then interviewed Evercore and certain other firms that the board of directors determined did not have conflicts and, after consideration and determination by the board of directors that Evercore did not have a conflict of interest, selected Evercore as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in the telecommunications industry, is familiar with spectrum, had performed work for the Company in the past and has substantial expertise in transactions similar to the Merger. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Certain Effects of the Merger

The references to “$3.40” in the section of the Special Factors titled “Certain Effects of the Merger” on page 75 of the proxy statement are replaced with a reference to “$5.00.”

The following information replaces the last paragraph on page 75 of the proxy statement.

The primary benefit of the Merger to our unaffiliated stockholders (other than any stockholders who properly exercise their appraisal rights under Delaware law) will be their right to receive a cash payment of $5.00, without interest, less applicable withholding taxes, for each share of Class A Common Stock held by such stockholders as described above, representing approximately a 285% premium to the closing share price of the Company’s Class A Common Stock the day before discussions between Sprint and SoftBank were first confirmed in the marketplace on October 11, 2012, with Clearwire speculated to be a part of that transaction; and, approximately a 136% premium to the closing price the day before our receipt of Sprint’s initial $2.60 per share non-binding indication of interest on November 21, 2012.

Considerations Relating to the Merger; Certain Effects on the Company if the Merger is not Completed

The following replaces the paragraph titled “The fairness opinion delivered by Centerview will not reflect changes in circumstances between signing the Merger Agreement and the completion of the Merger” in the section of the Special Factors titled “Considerations Relating to the Merger; Certain Effects on the Company if the Merger is not Completed” on page 77 of the proxy statement.

The updated fairness opinion delivered by Centerview will not reflect changes in circumstances between the date of the updated fairness opinion and the completion of the Merger.

The Special Committee of Clearwire has obtained an updated fairness opinion dated as of June 20, 2013 from Centerview, financial advisor to the Special Committee. Changes in the operations and prospects of Sprint or Clearwire, general market and economic conditions and other factors that may be beyond the control of Sprint or Clearwire, and on which the updated fairness opinion was based, may alter the value of Clearwire or the price of Clearwire’s Class A Common Stock by the time the Merger is completed. The updated Centerview opinion does not speak as of the time the Merger will be completed or as of any date other than the date of the updated opinion. The updated Centerview opinion only addresses, as of the date of such updated opinion, the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Clearwire’s Class A Common Stock (other than affiliates of the Company). The updated opinion is attached to this proxy statement as Annex S-J. For a further discussion of the updated Centerview opinion and a summary of the material financial analyses performed in connection with rendering the updated Centerview opinion, see “Special Factors—Opinion of Financial Advisor to the Special Committee.”

The following replaces the paragraph titled “The fairness opinion delivered by Evercore will not reflect changes in circumstances between signing the Merger Agreement and the completion of the Merger” in the section of the Special Factors titled “Considerations Relating to the Merger; Certain Effects on the Company if the Merger is not Completed” on page 77 of the proxy statement.

The updated fairness opinion delivered by Evercore will not reflect changes in circumstances between the date of the updated fairness opinion and the completion of the Merger.

Clearwire’s board of directors has obtained an updated fairness opinion dated as of June 20, 2013 from Evercore, Clearwire’s financial advisor. Changes in the operations and prospects of Sprint or Clearwire, general market and economic conditions and other factors that may be beyond the control of Sprint or Clearwire, and on which the updated fairness opinion was based, may alter the value of Clearwire or the price of Clearwire’s Class A Common Stock by the time the Merger is completed. The updated Evercore opinion does not speak as of the time the Merger will be completed or as of any date other than the date of the updated opinion. The updated Evercore opinion only addresses, as of the date of such updated opinion, the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Clearwire’s Class A Common Stock (other than affiliates of the Company). The updated opinion is attached to this proxy statement as Annex S-K. For a further discussion of the updated Evercore opinion and a summary of the material financial analyses performed in connection with rendering the updated Evercore opinion, see “Special Factors—Opinion of Financial Advisor to the Board of Directors.”

Interests of Certain Persons in the Merger

The following information replaces the corresponding sections under the heading “Special Factors—Interests of Certain Persons in the Merger” beginning on page 81 of the proxy statement.

Stock Options and Restricted Share Units to be Cashed Out in the Merger

The following table sets forth, the number shares of Class A Common Stock of Clearwire and the number of restricted stock units held by directors and executive officers and the cash proceeds that each of Clearwire’s directors and executive officers would receive at the closing of the Merger in respect of the cash-out of equity-based awards assuming continued service after the Merger and assuming the closing of the Merger occurs on October 15, 2013.

	Unvested Equity Awards That Will Not Vest Upon Completion of the Merger		Unvested Equity Awards That Will Vest Upon Completion of the Merger		In-the-Money Vested Options		Vested Equity Awards and Owned Shares			Total Cash Payment With Respect to All Equity(1)
Executive Officers	Shares(2)	Value	Shares(3)	Value(4)	Shares	Value	Shares		Value(5)
Prusch, Erik E	1,430,976	$7,154,880	2,312,553	$12,437,765	—	$—	668,934		$3,344,670	$22,937,315
Cochran, Hope F.	353,536	$1,767,680	674,915	$3,612,075	37,500	$73,875	303,438		$1,517,190	$6,970,820
Draper, Dow	286,196	$1,430,980	469,953	$2,524,765	56,250	$110,813	148,260		$741,300	$4,807,858
Ednie, Steve	138,048	$690,240	297,034	$1,647,670	—	$—	62,310		$311,550	$2,649,460
Hodder, Broady R	232,324	$1,161,620	494,841	$2,636,705	50,000	$98,500	245,850		$1,229,250	$5,126,075
Saw, John C.B.	387,206	$1,936,030	664,045	$3,607,725	50,000	$98,500	336,115		$1,680,575	$7,322,830
Stroberg, Don	235,691	$1,178,455	468,784	$2,443,920	15,000	$13,500	129,311		$646,555	$4,282,430

Non-Employee Directors			Shares(3)	Value	Shares	Value	Shares		Value(5)
Stanton, John W.			39,962	$199,810	—	$—	4,896,107	(6)	$24,480,535	$24,680,245
Blessing, William R.			42,152	$210,760	—	$—	89,330		$446,650	$657,410
Chatterley, Bruce A.			50,402	$252,010	—	$—	71,080		$355,400	$607,410
Cinali, Mufit			42,152	$210,760	—	$—	79,330		$396,650	$607,410
Collazo, Jose A.			33,652	$168,260	—	$—	184,720		$923,600	$1,091,860
Eslambolchi, Hossein			42,152	$210,760	—	$—	79,330		$396,650	$607,410
Gorton, Slade			17,534	$87,670	—	$—	130,540		$652,700	$740,370
Hersch, Dennis S.			33,652	$168,260	—	$—	126,720		$633,600	$801,860
McAndrews, Brian P.			33,652	$168,260	—	$—	126,760	(7)	$633,800	$802,060
Rae, Kathleen H.			50,402	$252,010	—	$—	122,363		$611,815	$863,825
Schell, Theodore H.			33,652	$168,260	—	$—	146,720		$733,600	$901,860
Vogel, Jennifer L.			50,402	$252,010	—	$—	71,080		$355,400	$607,410

(1)	All outstanding options having a per share exercise price greater than the Merger Consideration and will be cancelled as of the effective time of the Merger for no consideration.
(2)	These restricted stock units (RSUs) were granted on March 1, 2013 and will vest in four equal annual installments beginning on March 1, 2014. At the effective time of the merger, each of these RSUs will be converted into a right to receive a cash payment of $5.00 per share upon vesting, the aggregate amount of which we refer to as a 2013 Restricted Cash Account. The 2013 Restricted Cash Account will vest in accordance with the original vesting schedule of the RSUs, subject to partial accelerated vesting in the event of certain terminations of the reporting person’s employment.
(3)	This figure represents the unvested shares as of June 3, 2013 that were granted prior to December 17, 2012, and the prorated value of grants that were approved on March 1, 2013 that will vest upon effectiveness of the merger in a pro-rated amount based on days of service.
(4)	Comprised of full acceleration of stock options and RSUs, assumes a stock price of $5.00 and the target value of Performance RSUs granted on February 12, 2012 and to be released on March 1, 2014. The summary below shows the estimated value for such Performance RSUs. However, the number of shares subject to the Performance RSUs is not currently determinable. Mr. Prusch—$875,000; Ms. Cochran—$237,500; Mr. Draper—$175,000; Mr. Hodder—$162,500; Dr. Saw—$287,500; Mr. Stroberg—$175,000; Mr. Ednie—$100,000.
(5)	Assumes a stock price of $5.00. Prior to closing, additional shares may become exercisable or be sold in ordinary course.
(6)	Includes 588,235 shares of Class A Common Stock issued in the name of CW Investments Holdings LLC, an affiliate of the stockholder, 100,000 shares of Class A Common Stock issued in the name of The Aven Foundation, 375,000 shares of Class A Common Stock issued in the name of The Stanton Family Trust, and 100 shares held in the name of the stockholder’s son. Mr. Stanton shares control of The Aven Foundation and disclaims beneficial ownership of the securities held by this entity. Mr. Stanton shares control of The Stanton Family Trust and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest and investment control therein.
(7)	Includes 40 shares of Class A Common Stock issued in the name of LKM Investments LLC, an entity managed by the stockholder.

2013 Bonus

The 2013 bonus for executive officers may, in certain cases, be more favorable to certain of executive officers than our historic annual bonus program. Clearwire has established a 2013 bonus plan with two 6-month performance periods. Clearwire has established the performance measures, targets, maximums and performance award levels in the ordinary course of business consistent with past practices for the period from January 1, 2013 through June 30, 2013. If the closing of the Merger occurs prior to June 30, 2013, then the compensation committee of Clearwire’s board of directors may determine the actual achievement of the performance measure(s) based on the most recent forecast available at that time. Clearwire (or if the closing of the Merger has occurred, Sprint) will establish the performance measures, targets, maximums and performance award levels for the period from July 1, 2013 through December 31, 2013. The Merger Agreement provides that any bonuses earned under the 2013 bonus plan will be paid in the ordinary course of business consistent with past practice in 2014, but in no event later than February 15, 2014. The aggregate amount of bonus opportunities under the 2013 bonus plan will not exceed $18 million. To the extent an employee that is a participant in the Executive Continuity Plan resigns with “Good Reason” (as defined in the Executive Continuity Plan) or is involuntarily terminated by Sprint without “Cause” (as defined in the Executive Continuity Plan) or due to such employee’s death or “Disability” (as defined in the Executive Continuity Plan) before payment of any bonuses earned, and (A) if the employee is so terminated after the completion of a performance period, such employee will be entitled to payment of his actual performance bonus for such performance period, if such 2013 performance bonus has not yet been paid, and (B) if the employee is so terminated during a performance period, such employee will be entitled to payment of a pro-rata portion of his performance bonus at target payout, based on the number of days worked in such performance period through such employee’s termination date; in the case of (A) and (B) above, such payment will be made in all events no later than the later of (x) ten (10) business days following such employee’s termination of employment, and (y) the last day of the surviving corporation’s first regular payroll cycle following such termination of employment. An employee will be entitled to a payment pursuant to (A) and (B) above, if his termination occurs both during and after a performance period and he has not received any 2013 performance bonus payment at the time of his termination.

Clearwire Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation which each of the named executive officers of Clearwire may receive that is based on or that otherwise relates to the Merger, as described under “—Interests of Certain Persons in the Merger.” This compensation is referred to as “golden parachute” compensation. The “golden parachute” compensation payable to the named executive officers of Clearwire is subject to a non-binding advisory vote of Clearwire stockholders, as described under “Merger-Related Executive Compensation Arrangements.” Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. As a result, the actual amounts, if any, to be received by a named executive officer may differ from the amounts set forth below. In preparing the table, Clearwire made the following assumptions:

•	the closing of the Merger occurs on October 15, 2013, and

•

the employment of the named executive officers who are employed by Clearwire at the time of the Merger closing will terminate immediately after the Merger on October 15, 2013, either by Clearwire without cause or by the named executive officer for good reason.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimburse- ment ($)(4)	Other ($)	Total ($)
Prusch, Erik E.	$3,046,493	$12,437,765	$0	$38,680	$0	$0	$15,522,938
Cochran, Hope F.	$1,113,945	$3,685,950	$0	$19,340	$0	$0	$4,819,236
Draper, Dow	$836,550	$2,635,578	$0	$19,340	$0	$0	$3,491,469
Hodder, Broady R.	$828,120	$2,735,205	$0	$19,340	$0	$0	$3,582,666
Saw, John C.B.	$1,127,420	$3,706,225	$0	$19,340	$0	$0	$4,852,986

(1)	The aggregate dollar value of a cash severance payment to Mr. Prusch is comprised of two times the sum of his annual base salary of $761,623.20 and target bonus of $761,623.20 as of June 3, 2013. The aggregate dollar value of a cash severance payment for Ms. Cochran is comprised of 1.5 times the sum of her annual base salary of $424,360.04 and target bonus of $318,270.03 as of June 3, 2013; the aggregate dollar value of a cash severance payment for Mr. Draper is comprised of 1.5 times the sum of his annual base salary of $338,000.00 and $219,700.00 as of June 3, 2013; the aggregate dollar value of a cash severance payment for Mr. Hodder is comprised of 1.5 times the sum of his annual base salary of $345,050.16 and target bonus of $207,030.10 as of June 3, 2013 and the aggregate dollar value of a cash severance payment for Dr. Saw is comprised of 1.5 times the sum of his annual base salary of $455,523.12 and target bonus of $296,090.03 as of June 3, 2013.
(2)	Comprised of full acceleration of stock spread and RSUs, assumes a stock price of $5.00 and the target value of Performance RSUs. The equity value for Mr. Prusch is comprised of the full acceleration value of stock spread and RSUs at $11,562,765 and the value of Performance RSUs deemed earned at 100% of target of $875,000. The equity value for Ms. Cochran is comprised of the full acceleration value of stock spread and RSUs of $3,448,450 and the value of Performance RSUs deemed earned at 100% of target of $237,500. The equity value for Mr. Draper is comprised of the full acceleration value of stock spread and RSUs of $2,460,578 and the value of Performance RSUs deemed earned at 100% of target of $175,000. The equity value for Mr. Hodder is comprised of the full acceleration value of stock spread and RSUs of $2,572,705 and the value of Performance RSUs deemed earned at 100% of target of $162,500. The equity value for Dr. Saw is comprised of the full acceleration value of stock spread and RSUs of $3,418,725 and the value of Performance RSUs deemed earned at 100% of target of $287,500.
(3)

The health and welfare benefit value is comprised of medical and dental coverage based on the rates as of January 1, 2013. The dollar value of Mr. Prusch’s health and welfare benefit coverage is comprised of two times the annual medical rate of $17,605 plus the annual dental rate of $1,735. The dollar value of Ms. Cochran’s health and welfare benefit coverage is comprised of one times the annual medical rate of $17,605 plus the annual dental rate of $1,735. The dollar value of Mr. Draper’s health and welfare benefit coverage is comprised of one times the annual medical rate of $17,605 plus the annual dental rate of $1,735.

The dollar value of Mr. Hodder’s health and welfare benefit coverage is comprised of one times the annual medical rate of $17,605 plus the annual dental rate of $1,735. The dollar value of Dr. Saw’s health and welfare benefit coverage is comprised of one times the annual medical rate of $17,605 plus the annual dental rate of $1,735.
(4)	None of the named executive officers are entitled to tax reimbursements.

The supplemental information in the section of the Special Factors titled “Interests of Certain Persons in the Merger” on page S-14 of the proxy statement supplement, dated June 13, 2013, is deleted.

Intent to Vote in Favor of the Merger

The following information replaces the section of the Special Factors titled “Intent to Vote in Favor of the Merger” on page S-14 of the proxy statement supplement, dated June 13, 2013. The title of the section is changed to “Intent to Vote in Favor of the Merger.”

Our directors and executive officers have informed us that, as of the date of this Proxy Statement, they intend to vote all of the shares of Common Stock owned directly by them in favor of the adoption of the Merger Agreement and in favor of each of the other proposals. As of April 2, 2013, the record date for the Special Meeting, our directors and current executive officers directly owned, in the aggregate, 7,721,583 shares of Common Stock entitled to vote at the Special Meeting, or collectively approximately 0.5% of the outstanding shares of Common Stock entitled to vote at the Special Meeting.

Financing of the Merger

The following information replaces the section of the Special Factors titled “Financing of the Merger” on page 90 of the proxy statement.

The Merger is not subject to any financing condition. We anticipate that the total funds needed to complete the Merger will be approximately $3.8 billion. Sprint has informed us that it expects to fund this amount using cash on hand. As of March 31, 2013, Sprint’s liquidity balance was $9.3 billion. If the Sprint-SoftBank Merger is consummated prior to the Merger, Sprint’s liquidity balance is expected to reflect an additional cash infusion of $1.9 billion to be contributed by SoftBank at the effective time of the Sprint-SoftBank Merger.

Litigation Relating to the Merger

The following information replaces the information under the corresponding paragraph of the section of the Special Factors titled “Litigation Relating to the Merger” on page S-15 of the proxy statement supplement dated June 13, 2013.

ACP Master, Ltd. et al, v. Sprint Nextel Corp. et al, C.A. No. 8508-CS (Del. Ch. Ct.)

On or about April 26, 2013, ACP Master, Ltd., Aurelius Capital Master Ltd., and Aurelius Opportunities Fund II, LLC, each stockholders of the Company, filed a lawsuit in Delaware Court of Chancery against the Company, its directors, Sprint, and Sprint HoldCo, which action we refer to as the ACP Action. The ACP Action alleges that the directors of the Company breached their fiduciary duties in connection with the Merger, that Sprint breached duties owed to the plaintiff stockholders by virtue of its alleged status as a controlling stockholder, and that the Company aided and abetted the alleged breaches of fiduciary duty by Sprint and the directors of the Company. The ACP Action also alleges that the Merger Consideration undervalues the Company, that Sprint is using its position as controlling stockholder to obtain Clearwire’s spectrum for itself to the detriment of the Company’s minority stockholders, and that the terms of the Merger and the Note Purchase Agreement are coercive. The ACP Action seeks a declaratory judgment that the Merger was entered into in breach of defendants’ fiduciary duties, an injunction preventing the proposed transaction between Sprint and the Company and, should the Merger be consummated, to rescind the Merger, a declaratory judgment that the Note Purchase Agreement was unfair to plaintiff, and unspecified actual and consequential damages. On May 20, 2013, the Company, Sprint and Sprint HoldCo moved to dismiss the ACP Action. The directors also moved to dismiss the ACP Action on May 30, 2013. Pursuant to a joint stipulation filed June 18, 2013, all proceedings in the ACP Action are stayed until the plaintiffs file an amended and/or supplemental complaint.

The following information supplements the information in the section of the Special Factors titled “Litigation Relating to the Merger” beginning on page 91 of the proxy statement.

Sprint Nextel Corp. et al. v. DISH Network Corp. et al, C.A. No. 8650-CS (Del. Ch. Ct.)

On or about June 17, 2013, Sprint and Sprint Holdco filed a lawsuit in the Delaware Court of Chancery against DISH and the Company. The Sprint Action alleges that the DISH Tender Offer is coercive, that various provisions of the Investor Rights Agreement and the Note Purchase Agreement to be entered into by the Company, Clearwire Communications, Clearwire Finance and Offeror, which we refer to as the DISH Note Purchase Agreement, violate the Equityholders’ Agreement, and/or Clearwire’s Charter and Delaware law, that DISH and the Company, through the Dish Tender Offer, the Investor Rights Agreement, and the DISH Note Purchase Agreement, have wrongfully converted Sprint’s rights and transferred them to DISH, and that DISH is wrongfully interfering with the Merger Agreement and Sprint’s Note Purchase Agreement with Clearwire. The Sprint Action seeks, inter alia, an order enjoining the consummation of the DISH Tender Offer, enjoining the Company from executing and delivering the Investor Rights Agreement or the DISH Note Purchase Agreement, rescinding the Investor Rights Agreement and/or the DISH Note Purchase Agreement, and declaratory judgments that the governance rights contemplated by the Investor Rights Agreement are invalid and that the DISH Tender Offer would, if consummated, result in a breach of the Company’s contractual obligations. The Sprint Action also seeks compensatory damages from DISH resulting from its alleged interference with Sprint’s Note Purchase Agreement with Clearwire, and the delay to the vote on the Merger Agreement.

On June 17, 2013 Sprint filed a motion for expedited proceedings, seeking a ruling on a motion for partial summary judgment and permanent injunction by July 2, 2013. On June 19, 2013, the Company and DISH each filed a brief opposing Sprint’s motion. On June 20, 2013, the court denied the motion to expedite, but agreed to schedule a trial on Sprint’s claims in September. Sprint has agreed, in the Amendment, not to prosecute the Sprint Action against the Company unless Sprint determines, in its good faith judgment, that there has been a breach of the Merger Agreement, the Amendment or applicable fiduciary duties.

Payment of Merger Consideration and Surrender of Stock Certificates

The following information replaces the second paragraph of the section of the Special Factors titled “Payment of Merger Consideration and Surrender of Stock Certificates” on page 94 of the proxy statement.

You should not return your stock certificates with the enclosed GREEN proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

THE MERGER AGREEMENT

The following information replaces or supplements the information under the heading “The Merger Agreement” beginning on page 106 of the proxy statement.

Merger Consideration

Clearwire Common Stock

The reference to “$3.40” on page 107 of the proxy statement is replaced with a reference to “$5.00.”

Third Amendment to the Merger Agreement

The following information supplements the information under the heading “The Merger Agreement” beginning on page 106 of the proxy statement. A copy of the Amendment is attached as Annex S-A hereto, and is incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Amendment that is important to you. Clearwire and Sprint encourage you to read carefully the Amendment, and the Amended Merger Agreement, in their entirety before making any decisions.

Merger Consideration

The Amendment increased the Merger Consideration from $3.40 per share of Clearwire’s Class A Common Stock to $5.00 per share of Clearwire’s Class A Common Stock.

Special Meeting

The Amendment provides that that the Special Meeting scheduled for June 24, 2013 will be convened and then immediately adjourned until July 8, 2013. Furthermore, if on July 8, 2013, or any subsequent date for which the Special Meeting is scheduled following any adjournment or postponement, the Company has not received proxies representing a sufficient number of shares of Class A Common Stock to adopt the Merger Agreement, the Company will, subject to compliance with applicable law, cause the Special Meeting to be postponed or adjourned to a date that is the sooner of (i) 20 business days after such meeting date and (ii) two business days prior to the Outside Date (as it may be extended), or to such other date as the parties may mutually determine. Sprint may request that such postponement or adjournment be to an earlier date, provided that if on such earlier date the Company has not received proxies representing a sufficient number of shares of Class A Common Stock to adopt the Merger Agreement, the Company will further adjourn or postpone the Special Meeting to the date that is the sooner of the dates contemplated by clause (i) or (ii) of the immediately foregoing sentence. However, notwithstanding the foregoing two sentences, in no event will the Company be obligated to (but it may) postpone or adjourn the Special Meeting (x) on more than two occasions or (y) past August 31, 2013.

Termination; Termination Fee

The Amendment provides that Sprint may terminate the Merger Agreement if a tender or exchange offer relating to the outstanding Common Stock shall have been commenced or amended after June 19, 2013 and the Company shall not have sent to its stockholders, prior to the earlier of (x) the date 10 business days after the commencement of such tender or exchange offer or (y) the day prior to the date of the Special Meeting, a statement disclosing that the Company recommends against such tender or exchange offer, provided that in the case of clause (y) above, that (A) the Company shall have had a minimum of five calendar days from the commencement of such tender or exchange offer to consider such tender or exchange offer and (B) Sprint shall have consented to the Company adjourning the Special Meeting to permit such five calendar day period to elapse.

If Sprint terminates the Merger Agreement pursuant to the prior paragraph or after an adverse company board recommendation change, the Company will be required to pay Sprint, no later than two business days following the date of such termination, a nonrefundable termination fee in cash equal to $115 million.

Termination of Discussions Regarding Acquisition Proposals

Pursuant to the Amendment, immediately following the execution of the Amendment, the Company was required to immediately:

•	cease and terminate all discussions and negotiations with any person, other than Sprint and its representatives, with respect to any acquisition proposal pending as of the date of the Amendment

•	terminate in full any access of such person and its representatives to nonpublic information, and

•

request the return or destruction of all nonpublic information furnished by the Company or any of its representatives to any person or its representatives under any confidentiality or non-disclosure agreement entered into prior to the date of the Amendment in connection with any acquisition proposal.

With respect to any acquisition proposal made prior to the date of the Amendment, the provisions of the Merger Agreement will thereafter apply fully to such person making the acquisition proposal as if such person had not previously made any such acquisition proposal.

Specifically, the Amendment required the Company to publicly disclose the recommendation of the board of directors, upon the recommendation of the Special Committee, that the Company’s stockholders not tender their shares of Class A Common Stock pursuant to the DISH Tender Offer, and also disclose the termination of all discussions and negotiations with DISH, Offeror and their respective affiliates with respect to the DISH Tender Offer as required pursuant to the foregoing provisions.

Annual Meeting

In the Amendment, the Company acknowledged that Sprint desires to replace its seven nominees on the Company’s board of directors promptly following any termination of the Merger Agreement. Accordingly, the Amendment gives Sprint the right to notify Clearwire, at any time after the termination of the Merger Agreement, as to any changes it desires to make to Sprint’s nominees to the board of directors, including providing information regarding any new nominees that would be required to be included in the Company’s proxy materials. As promptly as practicable, and in any event within three business days after receipt of such information from Sprint, the Company has agreed to file with the SEC proxy materials for its annual stockholders’ meeting (in form reasonably satisfactory to Sprint), which shall nominate and recommend for election to the Company’s board of directors the new Sprint nominees. In addition, Clearwire has agreed to, as soon as practicable following the date of the termination of the Merger Agreement, take all actions (including initiating a broker search within one business day of the date of the Amendment for the earliest allowed date) to cause its annual stockholders’ meeting to be called (on the shortest notice legally permissible) and held at the earliest practicable time following any termination of the Merger Agreement.

Governance Rights

The Amendment provides that the Company may not, from the date of the Amendment until the termination of the Merger Agreement by Sprint in the event the Sprint-SoftBank Merger is terminated or by the Company in the event of Sprint’s breach of the Merger Agreement, without Sprint’s consent:

•

execute the Investor Rights Agreement or similar agreement with DISH or its affiliates that provide for the rights requested by DISH in the Investor Rights Agreement or any similar rights or any rights or benefits that are the same as or similar to the rights or benefits that are granted to the stockholders that are parties to the Equityholders’ Agreement, which we refer to as Governance Rights;

•

issue or authorize or propose the issuance of any of the Company’s capital stock, other equity interests, or any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or other equity interests to DISH, or its affiliates; or

•

approve or recommend, or propose to approve or recommend, or execute and deliver, or enter into, the Investor Rights Agreement or any contract, letter of intent, or agreement in principle with DISH or its affiliates, in each case to the extent that the actions purport or propose to grant or provide, or are conditioned on the Company granting, to DISH or its affiliates any Governance Rights.

Further, the Company may not, from the date of the Amendment until the termination of the Merger Agreement by Sprint in the event the Sprint-SoftBank Merger is terminated or by the Company in the event of Sprint’s breach of the Merger Agreement, without Sprint’s consent:

•

issue or authorize or propose the issuance of any of its capital stock, other equity interests, or any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or other equity interests to any person (other than pursuant to contracts publicly filed as exhibits to the Company’s filings with the SEC prior to the date hereof); or

•

approve or recommend, or propose to approve or recommend, or execute and deliver, or enter into, any contract, letter of intent, or agreement in principle with any person (other than Sprint and its affiliates), in each case to the extent the actions purport or propose to grant or provide, or are conditioned on the Company granting, to any Person any Governance Rights.

In addition, from the date of the Amendment until the termination of the Merger Agreement by Sprint in the event the Sprint-SoftBank Merger is terminated or by the Company in the event of Sprint’s breach of the Merger Agreement, without Sprint’s consent, neither the Company’s board of directors nor the Special Committee may make an adverse company board recommendation if the facts, circumstances, developments, events or occurrences on which any intended adverse company board recommendation is based are related to an acquisition proposal that purports or proposes to grant or provide, or is conditioned on the Company granting, to any person (other than Sprint or its affiliates) any Governance Rights.

Waiver of Standstill Provisions of Company Equityholders’ Agreement

The Amendment provides that if the Merger Agreement is terminated by either Sprint or the Company due to the failure of the Company’s stockholders to vote to adopt the Merger Agreement at the Special Meeting or by Sprint due to a breach of the Merger Agreement by the Company, each as provided in the Merger Agreement, effective upon such termination, the Company irrevocably releases Sprint and its affiliates from their obligations under, and waives any right to seek legal or equitable relief for Sprint taking actions pursuant to, Section 3.7 of the Equityholders’ Agreement, which, among other things, prohibits Sprint from acquiring additional Common Stock without the Company’s consent, and consents to Sprint taking such actions, such release, waiver and consent to be effective upon the receipt of any required releases, waivers and consents from the other parties to the Equityholders’ Agreement. The Company also waived any rights it may have had pursuant to Section 3.7 of the Equityholders’ Agreement in connection with the execution by Sprint of the Voting and Sale Agreements and the consummation of the transactions contemplated thereby.

Release of Claims; Litigation Standstill; Indemnification

The Amendment also provided that Sprint and its affiliates released the Company’s controlling persons, officers, directors, stockholders, agents, affiliates, employees, attorneys, advisors and assigns, past, present and future, in their capacity as such, which we refer to as a Clearwire Released Person, from claims based on events occurring or existing prior to the date of the Amendment, which we refer to as Pre-Amendment Facts, arising out of or in connection with the Sprint Action. In addition, the Company released Sprint and its controlling persons, officers, directors, stockholders, agents, affiliates, employees, attorneys, advisors and assigns, past, present and future, in their capacity as such, from claims based on events occurring or existing prior to the date of the Amendment and arising out of or in connection with the Sprint Action.

Sprint also agreed not to prosecute the Sprint Action against Clearwire or any Clearwire Released Person unless Sprint determines, in its good faith judgment, that there has been a breach of the Merger Agreement or the

Amendment or of applicable fiduciary duties by the Company or a Clearwire Released Person after the date hereof, at which time Sprint may so prosecute and assert Pre-Amendment Facts in connection with such prosecution against the Company (but not against a Clearwire Released Person). These releases do not in any way limit Sprint’s rights or claims against DISH.

In the Amendment, Sprint also agreed to indemnify Clearwire and each Clearwire Released Person from and against losses and claims to which any such person may become subject relating to, arising out of or in connection the execution of this Amendment or its performance hereunder as a result of a claim by a party to the Equityholders’ Agreement that execution of the Voting and Sale Agreements violates Section 3.7 of the Equityholders’ Agreement.

VOTING AND SALE AGREEMENTS

The following information is added to the proxy statement.

The following describes the material provisions of the Voting and Sale Agreements, which are attached as Exhibits (d)(14) through (d)(24) to Amendment No. 9 to the Schedule 13E-3, filed by Clearwire and Sprint on June 25, 2013, and which are incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Voting and Sale Agreements that is important to you. Clearwire and Sprint encourage you to read carefully the Voting and Sale Agreements in their entirety before making any decisions.

In connection with the Amendment, on June 20, 2013, Sprint entered into four Voting and Sale Agreements with Starburst II (for limited purposes) and each of, respectively, (i) Mount Kellett Master Fund II-A, L.P., (ii) Highside Capital Management, L.P., (iii) Glenview Capital Management, LLC and (iv) C P Management, L.L.C., which we refer to, collectively, as the Voting and Sale Agreement Parties. Pursuant to each Voting and Sale Agreement, each Voting and Sale Agreement Party has agreed, at any annual, special or other meeting of the stockholders of Clearwire called for the purpose of voting on the adoption of the Merger Agreement, to vote in favor of, among other things, (i) adopting the Merger Agreement; (ii) the matters to be voted upon by Clearwire’s stockholders pursuant to the Note Purchase Agreement and (iii) any proposal to adjourn or postpone the stockholders’ meeting held to adopt the Merger Agreement.

In addition, unless the effective time of the Merger has previously occurred, upon the earlier of October 15, 2013 and the termination of the Merger Agreement pursuant to its terms, Sprint will promptly deliver a notice thereof to each Voting and Sale Agreement Party, which we refer to as the Termination Notice. Upon the earlier of October 15, 2013 and the receipt of the Termination Notice, Sprint and each Voting and Sale Agreement Party shall consummate the purchase by Sprint of all of the shares of Class A Common Stock owned by each Voting and Sale Agreement Party as of June 20, 2013 and, in Sprint’s sole discretion, all or any portion of any additional shares of Class A Common Stock then beneficially owned by each Voting and Sale Agreement Party, at a cash sale price per share equal to the greatest of (i) the Merger Consideration, (ii) the highest price per share of Class A Common Stock paid or to be paid in the Merger (or in any similar merger, consolidation or similar transaction involving Sprint or one or more of its affiliates and Clearwire that is consummated or entered into prior to October 15, 2013 or the date of delivery of a Termination Notice) and (iii) $5.00, without interest.

Each Voting and Sale Agreement will terminate upon the earliest to occur of the following: (i) the effective time of the Merger, (ii) the consummation of all of the sales of shares of Class A Common Stock contemplated by such Voting and Sale Agreement and (iii) the written agreement of Sprint and such Voting and Sale Agreement Party. Each Voting and Sale Agreement Party has agreed that it will not transfer the Shares owned by it until the termination of the respective Voting and Sale Agreement to which it is a party, subject to certain exceptions.

Pursuant to the terms of each Voting and Sale Agreement, if the sale under the Voting and Sale Agreement occurs and at any time prior to the one-year anniversary of the consummation of such sale, Sprint or any of its affiliates acquires all, but not less than all, of the outstanding shares of Common Stock not held by Sprint or any of its affiliates, whether by merger, tender offer, purchase or other similar transaction at a price per share of Common Stock in excess of the price paid in the sale under the Voting and Sale Agreement, then Sprint shall pay to each Voting and Sale Agreement Party, for each share of Common Stock purchased, the difference between the price per share of Common Stock paid in the sale under the Voting and Sale Agreement and the price per share of Common Stock paid in the subsequent transaction.

According to the Voting and Sale Agreements, the Voting and Sale Agreement Parties own, in the aggregate, 127,347,499 Shares (or approximately 9%) of Clearwire’s voting common stock.

In addition, on June 21, 2013, Sprint entered into seven additional Voting and Sale Agreements with Farallon Capital Partners, L.P. and certain of its affiliates, which we refer to as the Farallon Voting Parties. The terms of the Voting and Sale Agreements between Sprint and the Farallon Voting Parties were substantially similar to the terms of the Voting and Sale Agreements described above, except, among other things, such agreements apply only to the shares of Common Stock held by the Farallon Voting Parties as of the Record Date and do not include rights for increased consideration with respect to subsequent transactions. According to the Voting and Sale Agreements with the Farallon Voting Parties, the Farallon Voting Parties owned, as of the Record Date, in the aggregate 11,157,010 Shares (or less than 1%) of Clearwire’s voting common stock.

THE SPECIAL MEETING

The following information replaces or supplements the information under the heading “The Special Meeting” beginning on page 136 of the proxy statement.

Time, Place and Purpose of the Special Meeting

The following information replaces the first paragraph of the section of the Special Meeting titled “Time, Place and Purpose of the Special Meeting” on page 136 of the proxy statement.

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the Special Meeting to be reconvened on July 8, 2013, starting at 10:30 a.m., Pacific Daylight Time, at the Highland Community Center, 14224 Bel-Red Road, Bellevue, Wash., 98007, unless further adjourned by the Company. Pursuant to Clearwire’s bylaws, the Chairman of the Special Meeting is granted discretionary authority to adjourn the Special Meeting. At the Special Meeting, holders of our Common Stock will be asked to approve the Merger Agreement Proposal, to approve the Charter Amendment Proposal, to approve the NASDAQ Authorization Proposal, to approve the Adjournment Proposal, and to approve the Golden Parachute Proposal.

Vote Required

The following information replaces the sixth paragraph of the section of the Special Meeting titled “Vote Required” on page 138 of the proxy statement.

Our directors and executive officers have informed us that, as of the date of this Proxy Statement, they intend to vote all of the shares of Common Stock owned directly by them in favor of the adoption of the Merger Agreement and in favor of the approval of each of the other proposals. As of April 2, 2013, the record date for the Special Meeting, our directors and current executive officers directly owned, in the aggregate, 7,721,583 shares of Common Stock entitled to vote at the Special Meeting, or collectively approximately 0.5% of the outstanding shares of Common Stock entitled to vote at the Special Meeting.

The following information replaces the tenth paragraph of the section of the Special Meeting titled “Vote Required” on page 139 of the proxy statement.

If your shares of Common Stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC, you are considered, with respect to those shares of Common Stock, the stockholder of record. This proxy statement and GREEN proxy card have been sent directly to you by the Company.

The following information replaces the fifteenth through twentieth paragraphs of the section of the Special Meeting titled “Vote Required” on page 139-140 of the proxy statement.

The control number located on your GREEN proxy card is designed to verify your identity and allow you to submit a proxy for your shares of our Common Stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting a proxy over the Internet or by telephone. If you choose to submit your proxy by mailing a GREEN proxy card, your GREEN proxy card must be filed with our Corporate Secretary by the time the Special Meeting begins. Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the Merger Consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to submit a proxy, the individuals named on the enclosed GREEN proxy card, and each of them, with full power of substitution will vote your shares of Common Stock in the way that you indicate. When completing the Internet or telephone proxy processes or the GREEN proxy card, you may specify whether your shares of our Common Stock should be voted “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your GREEN proxy card but do not mark the boxes indicating how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the Merger Agreement Proposal, “FOR” the Charter Amendment Proposal, “FOR” the NASDAQ Authorization Proposal, “FOR” the Adjournment Proposal and “FOR” the Golden Parachute Proposal.

If you have any questions or need assistance voting your shares of our Common Stock, please call MacKenzie, our proxy solicitor, toll-free at (800) 322-2885, or collect at (212) 929-5500.

IT IS IMPORTANT THAT YOU SUBMIT A PROXY FOR YOUR SHARES OF COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED GREEN PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY OVER THE INTERNET OR BY TELEPHONE. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

Proxies and Revocation

The following information replaces the section of the Special Meeting titled “Proxies and Recommendation” on page 140 of the proxy statement.

Any stockholder of record entitled to vote at the Special Meeting may submit a proxy over the Internet, by telephone or by returning the enclosed GREEN proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the Special Meeting. If your shares of our Common Stock are held in street name by your bank, broker or other nominee, you should instruct your bank, broker or other nominee, on how to vote your shares of our Common Stock using the instructions provided by your bank, broker or other nominee. If you fail to submit a proxy or to vote in person at the Special Meeting, or you do not provide your bank, broker or other nominee, with instructions, as applicable, your shares of our Common Stock will not be voted at the Special Meeting, which will have the same effect as a vote cast against the Merger Agreement Proposal the Charter Amendment Proposal and the NASDAQ Proposal, and will not have any effect on the Adjournment Proposal and the Golden Parachute Proposal.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting another proxy, including a GREEN proxy card, at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary before the Special Meeting begins, or by attending the Special Meeting and voting in person. If your shares of our Common Stock are held in street name by your bank, broker or other nominee, please refer to the information forwarded by your bank, broker or other nominee for procedures on revoking your proxy.

Only your last submitted proxy card will be considered. Please cast your vote “FOR” each of the proposals, following the instructions in your GREEN proxy card, as promptly as possible. Your submission of your vote via the instructions in your GREEN proxy card is sufficient to revoke any proxy card that you previously submitted.

Anticipated Date Completion of the Merger

The following information replaces the first sentence of the first paragraph of the section of the Special Meeting titled “Anticipated Date Completion of the Merger” on page 141 of the proxy statement.

We are using our reasonable best efforts to complete the Merger as promptly as practicable. Assuming timely satisfaction of necessary closing conditions, we anticipate that the Merger will be completed by mid-2013. If our stockholders vote to approve the Merger Agreement Proposal, the Merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the Merger.

Questions and Additional Information

The following information replaces the section of the Special Meeting titled “Questions and Additional Information” on page 141 of the proxy statement.

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed GREEN proxy card or voting instructions, please call MacKenzie, our proxy solicitor, toll-free at (800) 322-2885, or collect at (212) 929-5500.

THE MERGER (THE MERGER AGREEMENT PROPOSAL—PROPOSAL 1)

Vote Required and Board Recommendation

The following information replaces the last sentence in the section of The Merger (The Merger Agreement Proposal—Proposal 1) titled “Vote Required and Board Recommendation” on page 142 of the proxy statement.

The board of directors recommends that you vote “FOR” the Merger Agreement Proposal.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION (THE CHARTER AMENDMENT PROPOSAL—PROPOSALS 2A AND 2B)

Vote Required and Board Recommendation

The following information replaces the last sentence in the section of The Merger (Amendment of the Certificate of Incorporation (The Charter Amendment Proposal—Proposals 2A and 2B) titled “Vote Required and Board Recommendation” on page 143 of the proxy statement.

The board of directors recommends that you vote “FOR” the Charter Amendment Proposal.

ISSUANCE OF ADDITIONAL SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK, IN ACCORDANCE WITH NASDAQ LISTING RULES (THE NASDAQ AUTHORIZATION PROPOSAL—PROPOSALS 3A AND 3B)

Vote Required and Board Recommendation

The following information replaces the last sentence in the section of Issuance of Additional Shares of Class A Common Stock and Class B Common Stock, In Accordance with NASDAQ Listing Rules (The NASDAQ Authorization Proposal—Proposals 3A and 3B) titled “Vote Required and Board Recommendation” on page 145 of the proxy statement.

The board of directors recommends that you vote “FOR” the NASDAQ Authorization Proposal.

ADJOURNMENT OF THE SPECIAL MEETING (THE ADJOURNMENT PROPOSAL—PROPOSAL 4)

Vote Required and Board Recommendation

The following information replaces the last sentence in the section of Adjournment of the Special Meeting (The Adjournment Proposal—Proposal 4) titled “Vote Required and Board Recommendation” on page 146 of the proxy statement.

The board of directors recommends that you vote “FOR” the Adjournment Proposal.

MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS (THE GOLDEN PARACHUTE PROPOSAL—PROPOSAL 5)

Vote Required and Board Recommendation

The following information replaces the last sentence in the section of Merger-Related Executive Compensation Arrangements (The Golden Parachute Proposal—Proposal 5) titled “Vote Required and Board Recommendation” on page 147 of the proxy statement.

The board of directors recommends that you vote “FOR” the Golden Parachute Proposal.

OTHER IMPORTANT INFORMATION REGARDING CLEARWIRE

The following information replaces or supplements the information under the heading “Other Important Information Regarding Clearwire” beginning on page 148 of the proxy statement.

Market Price of Common Stock and Dividends

The following information replaces the section of Other Important Information Regarding Clearwire titled “Market Price Data of Common Stock and Dividend” beginning on page 154 of the proxy statement.

Our Class A Common Stock is listed for trading on NASDAQ under the symbol “CLWR.” We have not declared or paid any cash dividends on our Class A Common Stock. The Merger Agreement does not permit us to pay any additional dividends on our Class A Common Stock without the prior written consent of Sprint. The table below shows, for the periods indicated, the price range of our Class A Common Stock, as reported by NASDAQ.

	High	Low
Year Ended December 31, 2011
First Quarter	$6.00	$4.71
Second Quarter	$6.11	$3.35
Third Quarter	$4.07	$1.32
Fourth Quarter	$2.64	$1.24
Year Ended December 31, 2012
First Quarter	$2.48	$1.69
Second Quarter	$2.32	$1.00
Third Quarter	$1.95	$0.83
Fourth Quarter	$3.40	$1.21
Year Ended December 31, 2013
First Quarter	$3.42	$2.85
Second Quarter (through June 21, 2013)	$5.14	$3.08

The closing price of our Class A Common Stock on the NASDAQ on December 14, 2012, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $3.37 per share. The closing price of our Class A Common Stock on the NASDAQ on December 10, 2012, the trading day prior to the date that information about a potential transaction between the Company and Sprint was reported in the press, was $2.40 per share. The closing price of our Class A Common Stock on the NASDAQ on November 20, 2012, the trading day prior to Sprint’s initial proposal to the Company with respect to the Merger, was $2.12 per share. The closing price of our Class A Common Stock on the NASDAQ on October 10, 2012, the trading day immediately prior to the date discussions between Sprint and SoftBank were first confirmed in the marketplace, with the Company speculated to be part of that transaction, was $1.30 per share.

The closing price of our Class A Common Stock on the NASDAQ on June 19, 2012, the trading day immediately prior to announcement of the Amendment, was $4.70 per share. On June 21, 2013, the most recent practicable date before the proxy statement supplement was mailed to our stockholders, the closing price for our Class A Common Stock on NASDAQ was $5.08 per share. You are encouraged to obtain current market quotations for our Class A Common Stock in connection with voting your shares of Class A Common Stock.

If the Merger is completed, there will be no further market for shares of our Class A Common Stock and our Class A Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act.

Certain Purchases and Sales of Company Common Stock

The following information replaces the table on page 159 of the proxy statement in the section of Other Important Information Regarding Clearwire titled “Certain purchases and Sales of Company Common Stock.”

The following table sets forth information regarding purchases and sales of Class A Common Stock by the Company’s executive officers and directors within the 60 days prior to the date of this proxy statement supplement, showing the date of such transaction, the number of shares of Class A Common Stock sold and the price received for those shares. Unless otherwise indicated, each of the sales set out below represent the automatic sale of Class A Common Stock to satisfy tax withholding obligations.

Officer/Director		Date	Price	Shares
Steve Ednie(1)	Sale	06/20/2013	5.00	40,000
Slade Gorton(2)	Acquisition	06/01/2013	0.00	47,059
John Saw	Sale	05/13/2013	3.22	10,450

(1)	The shares were issued to Mr. Ednie pursuant to options that became exercisable in four equal annual installments of 10,000 shares each on March 5, 2010, 2011, 2012 and 2013 and were sold pursuant to a Rule 10b5-1 trading plan adopted by Mr. Ednie on March 8 2012.
(2)	These shares represent restricted stock units. Mr. Gorton vests ownership in the restricted stock units on the first anniversary of the date of grant, provided the reporting person continues to serve as a director on the vesting date.

APPRAISAL RIGHTS

The references to “$3.40” under the heading “Appraisal Rights” beginning on page 172 of the proxy statement are replaced with a reference to “$5.00.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement supplement, and the documents to which we refer you in this proxy statement supplement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute forward-looking statements. Statements containing words such as expect, anticipate, believe, estimate, likely or similar words that are used herein or in other written or oral information conveyed by or on behalf of the Company, are intended to identify forward-looking statements. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such forward-looking statements are not guarantees of future events. Actual results may differ, even materially, from those contemplated by the forward-looking statements. Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or referred to herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the heading “Risk Factors” and that is otherwise disclosed in our annual report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 14, 2013 and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2013, filed with the SEC on April 26, 2013. See “Where You Can Find More Information.”

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. Except as required by law, we undertake no obligation to update any of these forward-looking statements.

WHERE CAN YOU FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement supplement, by going to the “Investor Relations” page of our corporate website at www.clearwire.com. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement supplement, and therefore is not incorporated herein by reference.

Any person, including any beneficial owner, to whom this proxy statement supplement is delivered may request copies of this proxy statement supplement or other information concerning us, without charge, by written or telephonic request directed to Clearwire Corporation, Attn: Investor Relations, 1475 120th Avenue Northeast, Bellevue, Washington 98005, Telephone (425) 505-6494; or from our proxy solicitor, MacKenzie toll-free at (800) 322-2885, or collect at (212) 929-5500; or from the SEC through the SEC website at the address provided above.

Because the Merger is a “going private” transaction, the Company and Sprint have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

THIS PROXY STATEMENT SUPPLEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT SUPPLEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT SUPPLEMENT. THIS PROXY STATEMENT SUPPLEMENT IS DATED JUNE 25, 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE PROVISION OF THIS PROXY STATEMENT SUPPLEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX S-A

THIRD AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Third Amendment (this “Amendment”) to the Merger Agreement (defined below) is made as of June 20, 2013 by and among: Sprint Nextel Corporation, a Kansas corporation (“Sprint”), Collie Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sprint (“Acquisition Corp.”), and Clearwire Corporation, a Delaware corporation (the “Company”, and together with Sprint and Acquisition Corp., the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated as of December 17, 2012, as amended by the First Amendment to Agreement and Plan of Merger, dated as of April 18, 2013, and the Second Amendment to Agreement and Plan of Merger, dated as of May 21, 2013 (such agreement as so amended, the “Merger Agreement”);

WHEREAS, the Parties desire to amend the Merger Agreement in order to reflect certain additional understandings reached among the Parties;

WHEREAS, in connection with the Merger Agreement, on April 23, 2013, the Company filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement, as supplemented on May 22, 2013, May 30, 2013, May 31, 2013 and June 13, 2013 (the “Proxy Statement”);

WHEREAS, on May 30, 2013, DISH Acquisition Holding Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of DISH Network Corporation, a Nevada corporation (“DISH”), commenced a tender offer (the “DISH Tender Offer”) to purchase all outstanding shares of Class A Common Stock;

WHEREAS, a condition of the DISH Tender Offer is that the Company execute and deliver an Investor Rights Agreement (the “IRA”) to, among other things, grant to DISH, Purchaser or their respective affiliates the following rights (the “IRA Rights”):

(i)	the right to nominate for election directors to the Company’s Board of Directors;

(ii)	the right to require the Company to appoint to the Company’s nominating committee a certain number of directors designated by DISH;

(iii)	the right to approve certain actions of the Company, including the right to approve: (a) any amendment to the Company’s Amended and Restated Certificate of Incorporation or By-laws, the Clearwire Communications, LLC (“Clearwire Communications”) Operating Agreement or the Company Equityholders’ Agreement, and the equivalent documents for Clearwire Communications, in each case to the extent such amendment adversely affects DISH; (b) any termination of the Clearwire Communications Operating Agreement or the Company Equityholders’ Agreement; (c) any related party transaction including with Sprint, unless such transaction is approved by the Company’s audit committee and, if larger than a certain, specified dollar amount, supported by a written fairness opinion from a nationally recognized investment banking firm; (d) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving the Company or Clearwire Communications or any issuance of capital stock of the Company or Clearwire Communications, in either case that constitutes a change of control of the Company or Clearwire Communications, or any sale or other disposition of all or more than a certain percentage of the consolidated assets of the Company or of Clearwire Communications; and (e) any bankruptcy, liquidation, dissolution or winding up of the Company, Clearwire Communications or any material Subsidiary of the Company;

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(iv)	the right to require the Company not consent to any modification, amendment or termination of the Company Equityholders’ Agreement or to any waiver of the Company’s rights or obligations thereunder; and

(vii)	certain preemptive rights;

WHEREAS, on June 12, 2013, the Company filed a Schedule 14D-9 (the “Schedule 14D-9”) with the SEC in which the Company disclosed that the Company’s Board of Directors and the Special Committee recommended that the holders of Class A Common Stock (other than DISH, Purchaser and their respective affiliates) accept the DISH Tender Offer, tender their shares of Class A Common Stock pursuant to the DISH Tender Offer and vote against all proposals set forth in the Proxy Statement;

WHEREAS, Sprint has entered into certain irrevocable voting and sale agreements (the “Voting and Sale Agreements”) with the stockholders of the Company identified therein (each, a “New Voting Party”), pursuant to which, among other things, (i) each New Voting Party has agreed to vote the shares of Class A Common Stock owned by each New Voting Party in favor of the adoption of the Merger Agreement at the Company Stockholders’ Meeting or any adjournment thereof at which the Merger Agreement is to be voted upon, and (ii) upon termination of the Merger Agreement pursuant to Section 6.1 thereof, each New Voting Party has agreed to sell to Sprint, and Sprint has agreed to purchase, the shares of Class A Common Stock owned by each New Voting Party at a price per share of Class A Common Stock equal to the Merger Consideration, in each case, as set forth in the Voting and Sale Agreements.

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	INTERPRETATION

1.1 General. This Amendment is made and delivered pursuant to the Merger Agreement. Except as otherwise provided herein, capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Merger Agreement (as amended by this Amendment).

1.2 Definitions. As used herein, “Governance Rights” means the IRA Rights or any similar rights or any rights or benefits that are the same as or similar to the rights or benefits that are granted to the stockholders that are parties to the Company Equityholders’ Agreement.

2.	AMENDMENTS TO MERGER AGREEMENT

2.1 Amendment to Paragraph B of the Recitals of the Merger Agreement. Paragraph B of the Recitals of the Merger Agreement is hereby amended by deleting “$3.40” therein and substituting therefor “$5.00”.

2.2 Amendments to Section 3.7 of the Merger Agreement.

(a)	Section 3.7(a) of the Merger Agreement is hereby amended by adding, “the Voting and Sale Agreements” after “the Company Equityholders’ Agreement”.

(b)	Section 3.7(b) of the Merger Agreement is hereby amended by deleting the comma after “the Voting and Support Agreement,” and adding “and the Voting and Sale Agreements,” after “the Voting and Support Agreement”.

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2.3 Amendments to Section 4.3 of the Merger Agreement.

(a)	Section 4.3(a) of the Merger Agreement is hereby amended by deleting the second and third sentences thereof and substituting therefor the following:

“The Company Stockholders’ Meeting will be convened on June 24, 2013 and immediately adjourned until July 8, 2013 (subject to any extension reasonably necessary to comply with applicable Law (including (x) to the extent required by the need to supplement or amend the Proxy Statement or otherwise acting to address any oral or written comments made by the SEC and (y) any delay pursuant to an order of a court of competent jurisdiction) or any delay required pursuant to Section 4.3(d) of this Agreement). The Company will cause all proxies solicited in connection with the Company Stockholders’ Meeting to be solicited in compliance with applicable Law. Sprint (subject to and without limiting its rights in the event of an Adverse Company Board Recommendation pursuant to Section 4.3(c)) and the Company (unless the Company shall have made an Adverse Company Board Recommendation pursuant to Section 4.3(c)) will each use their respective reasonable best efforts to solicit adoption of this Agreement, as amended, by the Company’s stockholders, including by jointly preparing letters, presentations and other solicitation materials, jointly conducting meetings with significant stockholders and taking such other actions as Sprint or the Company may request of the other party in good faith (subject in each case to the Company’s determination in good faith that such solicitation and any materials used therein comply with applicable Law).”

(b)	The Merger Agreement is hereby amended by adding a new Section 4.3(d) that reads as follows:

“(d)	Notwithstanding the terms of Section 4.3(a) but subject to the last sentence of this paragraph, if on July 8, 2013, or any subsequent date for which the Company Stockholders’ Meeting is scheduled following any adjournment or postponement (any such date, a “Company Meeting Original Date”), the Company has not received proxies representing a sufficient number of shares of Class A Common Stock to adopt this Agreement by the Required Company Stockholder Vote, whether or not a quorum is present, the Company will, subject to compliance with applicable Law, cause the Company Stockholders’ Meeting to be postponed or adjourned to a date that is the sooner of (i) 20 Business Days after such Company Meeting Original Date and (ii) two Business Days prior to the Outside Date (as it may be extended pursuant to Section 6.1(b)(i)), or to such other date as the Parties may mutually determine. Subject to the last sentence of this paragraph, if requested by Sprint, the postponement or adjournment contemplated by clause (i) or (ii) of the immediately foregoing sentence may be to a date identified by Sprint that is earlier than the date contemplated by clause (i) or (ii) (each, an “Interim Adjournment Date”) and if, on the Interim Adjournment Date, the Company has not received proxies representing a sufficient number of shares of Class A Common Stock to adopt this Agreement by the Required Company Stockholder Vote, the Company will further adjourn or postpone the Company Stockholders’ Meeting to the date that is the sooner of the dates contemplated by clause (i) or (ii) of the immediately foregoing sentence. Notwithstanding the foregoing two sentences, in no event will the Company be obligated to (but it may) postpone or adjourn the Company Stockholders’ Meeting (x) on more than two occasions or (y) past August 31, 2013.”

2.4 Amendments to Section 6.1(c) of the Merger Agreement.

(a)	Section 6.1(c)(ii) of the Merger Agreement is hereby amended by deleting “or” at the end of such Section.

(b)	The Merger Agreement is hereby amended by adding a new Section 6.1(c)(iv) that reads as follows:

“(iv)

if a tender or exchange offer relating to the outstanding Company Common Stock shall have been commenced or amended after June 19, 2013 and the Company shall not have sent to its stockholders, prior to the earlier of (x) the date 10 Business Days after the commencement of such tender or exchange

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offer or (y) the day prior to the date of the Company Stockholders’ Meeting, a statement disclosing that the Company recommends against such tender or exchange offer, provided that in the case of clause (y) above, that (A) the Company shall have had a minimum of five calendar days from the commencement of such tender or exchange offer to consider such tender or exchange offer and (B) Sprint shall have consented to the Company adjourning the Company Stockholders’ Meeting to permit such five calendar day period to elapse.”

2.5 Amendment to Section 6.2(a) of the Merger Agreement. Section 6.2(a) of the Merger Agreement is hereby amended by adding “the Voting and Sale Agreements,” after “the Note Purchase Agreement,”.

2.6 Amendments to Section 6.3 of the Merger Agreement. The Merger Agreement is hereby amended by adding a new Section 6.3(e) that reads as follows:

“(e)	If this Agreement is terminated by Sprint pursuant to Section 6.1(c)(i) or Section 6.1(c)(iv), the Company shall pay to Sprint, no later than two Business Days following the date of such termination, a nonrefundable fee in cash equal to $115,000,000.”

2.7 Amendment to Section 7.1 of the Merger Agreement. Section 7.1 is hereby amended by adding after the definition of “Unvested RSU” the following: “Voting and Sale Agreements” means those certain Voting and Sale Agreements, dated as of June 20, 2013, between Sprint and certain stockholders of the Company.”

3.	REPRESENTATIONS AND WARRANTIES

3.1 Additional Representations of the Company. The Company hereby represents and warrants to the Sprint Parties as follows:

(a)	The Company has all requisite corporate power and authority to enter into this Amendment and, subject to the adoption of the Merger Agreement by the Required Company Stockholder Vote, to carry out its obligations under the Merger Agreement (as amended by this Amendment) and to consummate the transactions contemplated by the Merger Agreement (as amended by this Amendment).

(b)	The execution and delivery of this Amendment by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement (as amended by this Amendment) have been duly authorized by all requisite corporate action on the part of the Company (other than obtaining the Required Company Stockholder Vote and filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL). The execution and delivery of this Amendment by the Company and the consummation by the Company of the transactions contemplated by this Amendment have been duly authorized by all requisite corporate action on the part of the Company required under the Company Equityholders’ Agreement.

(c)	This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Amendment by each Sprint Party, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Bankruptcy Exceptions.

(d)	The Company has not executed an IRA with DISH or its Affiliate and has not executed any financing agreement with DISH or its Affiliate.

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3.2 Additional Representations of the Sprint Parties. The Sprint Parties hereby represent and warrant to the Company as follows:

(a)	Each Sprint Party has all requisite corporate power and authority to enter into this Amendment, to perform its obligations under this Amendment and to consummate the transactions contemplated by the Merger Agreement (as amended by this Amendment).

(b)	The execution and delivery of this Amendment by each Sprint Party and the consummation by each Sprint Party of the transactions contemplated by the Merger Agreement (as amended by this Amendment) have been duly authorized by all requisite corporate action on the part of each Sprint Party.

(c)	This Amendment has been duly executed and delivered by each Sprint Party and, assuming the due authorization, execution and delivery of this Amendment by the Company, constitutes the valid and binding obligation of each Sprint Party, enforceable against each Sprint Party in accordance with its terms, except as such enforceability may be limited by the Bankruptcy Exceptions.

4.	COVENANTS AND OTHER RELATED MATTERS

4.1 Supplemental Proxy Materials; Schedule 13E-3 Amendment.

(a)	As promptly as practicable following the date of this Amendment, and in no event later than June 25, 2013, or such date that the Parties mutually agree in writing, the Company shall prepare and disseminate a supplement to the Proxy Statement disclosing the matters that are subject to this Amendment and the Voting and Sale Agreements, and, without limiting Section 4.3 of the Merger Agreement, reinstating that (i) the Company’s Board of Directors, upon the recommendation of the Special Committee, has determined that the Merger is advisable, is fair to, and is in the best interests of the Company’s unaffiliated stockholders, (ii) the Company’s Board of Directors has approved and declared advisable the Merger Agreement as amended by this Amendment and resolved to recommend that the Company’s stockholders adopt the Merger Agreement as amended by this Amendment, and (iii) the Company’s Board of Directors recommends that the Company’s stockholders vote “FOR” each of the proposals described in the Proxy Statement.

(b)	The Parties shall prepare and file, in connection with the supplement to the Proxy Statement, an amendment to the Schedule 13E-3 reflecting this Amendment and the supplement to the Proxy Statement.

4.2 Determinations by Company Board and Special Committee.

(a)	Contemporaneously with the public announcement of this Amendment, the Company will make public statements to the effect that (i) the Company’s Board of Directors, upon the recommendation of the Special Committee, has determined that the Merger is advisable, is fair to, and is in the best interests of the Company’s unaffiliated stockholders, (ii) the Company’s Board of Directors has approved and declared advisable the Merger Agreement as amended by this Amendment and resolved to recommend that the Company’s stockholders adopt the Merger Agreement as amended by this Amendment, (iii) the Company’s Board of Directors recommends that the Company’s stockholders vote “FOR” of each of the proposals described in the Proxy Statement and (iv) the Company’s Board of Directors, upon the recommendation of the Special Committee, recommends that the Company’s stockholders do not tender their shares of Class A Common Stock pursuant to the DISH Tender Offer. Such public statements will also disclose the termination of all discussions and negotiations with DISH, Purchaser and their respective Affiliates with respect to the DISH Tender Offer.

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(b)	As promptly as practicable following the date of this Amendment, and in no event later than June 25, 2013, the Company will file an amendment to the Schedule 14D-9 in which it will disclose (i) that the Board of Directors of the Company, acting upon the recommendation of the Special Committee, has recommended that the Company’s stockholders do not tender their shares of Class A Common Stock pursuant to the DISH Tender Offer, (ii) each of the other approvals and recommendations set forth in Section 4.2(a) hereof.

4.3 Termination of Discussions and Negotiations. Immediately following the execution of this Amendment, the Company will, and will instruct each Company Associate and each of its other representatives immediately to, (a) cease and cause to be terminated any and all discussions or negotiations between the Company and any Company Associate or any of the Company’s other representatives, on the one hand, and any Person (other than the Sprint Parties and their respective representatives), on the other hand, with respect to any Acquisition Proposal pending as of the date of this Amendment, (b) terminate in full any access of such Person and its representatives to nonpublic information, and (c) request the return or destruction of all nonpublic information furnished by the Company or each Company Associate or any of its other representatives to any Person or its representatives under any confidentiality or non-disclosure agreement entered into prior to the date of this Amendment in connection with any Acquisition Proposal. For the avoidance of doubt, with respect to any Acquisition Proposal made by any Person prior to the date of this Amendment, the provisions of the Merger Agreement will thereafter apply fully to such Person (and such Person’s Affiliates) as if such Person had not previously made any such Acquisition Proposal.

4.4 Board of Directors.

(a)	The Company acknowledges that Sprint HoldCo, LLC, a Delaware limited liability company and a wholly owned subsidiary of Sprint (“Sprint HoldCo”), desires to replace its seven nominees on the Board of Directors of the Company (the “Sprint Nominees”) promptly following any termination of the Merger Agreement. At any time after the termination of the Merger Agreement, Sprint may notify the Company as to any changes it desires to make to the Sprint Nominees (including providing sufficient information about any new Sprint Nominees as would be required to be included in the Company’s proxy materials with respect to the election of such persons). As promptly as practicable, and in any event within three Business Days after receipt of such information from Sprint following the termination of the Merger Agreement, the Company will file with the SEC proxy materials for its annual stockholders’ meeting (in form reasonably satisfactory to Sprint), which shall nominate and recommend for election to the Board of Directors of the Company the new Sprint Nominees. For the avoidance of doubt, such new Sprint Nominees must comply with the terms of the Company Equityholders’ Agreement.

(b)	The Company will, as soon as practicable following the date of the termination of the Merger Agreement, take all actions (including initiating a broker search within one Business Day of the date hereof for the earliest allowed date) to cause its annual stockholders’ meeting to be called (on the shortest notice legally permissible) and held at the earliest practicable time following any termination of the Merger Agreement

(c)	This Section 4.4 is not intended to affect or alter any of Sprint HoldCo’s rights or obligations or the Company’s rights or obligations under the Company Equityholders’ Agreement, including Sprint HoldCo’s rights and obligations under Section 2.1 of the Company Equityholders’ Agreement, which may be exercised by Sprint HoldCo in accordance with the terms thereof, but the Company acknowledges that this Section 4.4 imposes obligations on it that are in addition to its obligations under the Company Equityholders’ Agreement.

4.5 Governance Rights.

(a)

From and after the date of this Amendment, until the termination of the Merger Agreement pursuant to Section 6.1(c)(iii) or Section 6.1(d), without the prior written consent of Sprint, the Company shall not, and shall not authorize or permit any of the Company Subsidiaries or any of its or the Company

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Subsidiaries’ directors, officers, employees, agents or representatives to, directly or indirectly, (i) execute the IRA or any similar Contract with DISH, Purchaser or their respective Affiliates that provides for any Governance Rights, (ii) issue or authorize or propose the issuance of any of its capital stock, other equity interests, or any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or other equity interests to DISH, Purchaser, or their respective Affiliates, or (iii) approve or recommend, or propose to approve or recommend, or execute and deliver, or enter into, the IRA or any Contract, letter of intent, or agreement in principle with DISH, Purchaser or their respective Affiliates, in each case to the extent that the actions contemplated by clause (i), clause (ii) or clause (iii) purport or propose to grant or provide, or are conditioned on the Company granting, to DISH, Purchaser or their respective Affiliates any Governance Rights.

(b)	From and after the date of this Amendment, until the termination of the Merger Agreement pursuant to Section 6.1(c)(iii) or Section 6.1(d), without the prior written consent of Sprint, the Company shall not, and shall not authorize or permit any of the Company Subsidiaries or any of its or the Company Subsidiaries’ directors, officers, employees, agents or representatives to, directly or indirectly, (i) issue or authorize or propose the issuance of any of its capital stock, other equity interests, or any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or other equity interests to any Person (other than pursuant to Contracts publicly filed as exhibits to the Company’s filings with the SEC prior to the date hereof), and (ii) approve or recommend, or propose to approve or recommend, or execute and deliver, or enter into, any Contract, letter of intent, or agreement in principle with any Person (other than the Sprint Parties or their respective Affiliates), in each case to the extent the actions contemplated by clause (i) or (ii) purport or propose to grant or provide, or are conditioned on the Company granting, to any Person any Governance Rights.

(c)	From and after the date of this Amendment, until the termination of the Merger Agreement pursuant to Section 6.1(c)(iii) or Section 6.1(d), neither the Board of Directors of the Company nor the Special Committee may, and neither the Board of Directors of the Company nor the Special Committee will, make an Adverse Company Board Recommendation if the facts, circumstances, developments, events or occurrences on which any intended Adverse Company Board Recommendation is based are related to an Acquisition Proposal the purports or proposes to grant or provide, or is conditioned on the Company granting, to any Person (other than the Sprint Parties or their respective Affiliates) any Governance Rights.

4.6 Release from Standstill Provisions of the Company Equityholders’ Agreement.

(a)	Effective immediately upon a termination of the Merger Agreement pursuant to Section 6.1(b)(iii) or 6.1(c)(ii), and without any further required action on the part of any of the Parties, the Company hereby irrevocably releases Sprint HoldCo and its Affiliates from their obligations under Section 3.7(a) of the Company Equityholders’ Agreement, waives any rights the Company or its Affiliates have or may have pursuant to Section 3.7 of the Company Equityholders’ Agreement in connection with Sprint HoldCo or its Affiliates taking any of the actions restricted by Section 3.7(a) of the Company Equityholders’ Agreement, and consents to Sprint HoldCo and its Affiliates taking, and agrees that Sprint HoldCo and its Affiliates may take, any of the actions otherwise restricted by Section 3.7(a) of the Company Equityholders’ Agreement, such release, waiver, consent and agreement to become effective upon the written approval of, or the receipt of a similar release, waiver, consent or agreement from, each of the other parties to the Company Equityholders’ Agreement solely to the extent any such written approval or release, waiver, consent or agreement of such other party to the Company Equityholders’ Agreement is required pursuant to the Company Equityholders’ Agreement.

(b)	Effective immediately upon a termination of the Merger Agreement pursuant to Section 6.1(b)(iii) or 6.1(c)(ii), and without any further required action on the part of any of the Parties, the Company

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hereby irrevocably waives any right it has pursuant to the Company Equityholders’ Agreement or otherwise to seek money damages from, or an injunction, temporary restraining order or other equitable relief against, Sprint HoldCo or its Affiliates for taking any of the actions otherwise restricted by Section 3.7(a) of the Company Equityholders’ Agreement, such waiver to become effective upon the written approval of, or the receipt of a similar waiver from, each of the other parties to the Company Equityholders’ Agreement solely to the extent any such written approval or waiver of such other party to the Company Equityholders’ Agreement is required pursuant to the Company Equityholders’ Agreement.

(c)	The Company hereby waives any rights it has or may have pursuant to Section 3.7 of the Company Equityholders’ Agreement in connection with the execution by Sprint of the Voting and Sale Agreements and the consummation of the transactions contemplated thereby.

4.7 Effect of Termination. The provisions of Section 4.4 and Section 4.6 hereof will survive any termination of the Merger Agreement, and Section 6.2(a) of the Merger Agreement is hereby amended to, and deemed to, incorporate this Section 4.7.

4.8 Termination Rights. Sprint hereby waives any current right to terminate the Merger Agreement based on facts and circumstances arising exclusively prior to the date of this Amendment that it may be entitled to exercise as of the date of this Amendment.

4.9 Release of Claims; Standstill.

(a)	Effective as of the date hereof, each of Sprint and its Affiliates, for the benefit of each of the Company’s controlling persons, officers, directors, stockholders, agents, Affiliates, employees, attorneys, advisors and assigns, past, present and future, in their capacity as such (each such person being a “Clearwire Released Person”), hereby forever fully, unconditionally and irrevocably releases, waives and forever discharges, and covenants not to sue, for any all claims, causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, liabilities, rights, interests and demands of whatsoever kind or character (collectively, “Claims”) based on any event, fact, act, omission or failure to act by such Clearwire Released Person, whether known or unknown, occurring or existing prior to the execution of this Amendment (collectively, “Facts”) and arising out of or in connection with Sprint Nextel Corporation v. Dish Network Corporation, C.A. No. 8650-CS (the “Sprint Lawsuit”). For the avoidance of doubt, this waiver and release and covenant not to sue shall not include any Claims arising out of or related to any obligations under, or breach of, the Merger Agreement or the 4G MVNO Agreement, dated November 28, 2008, among Sprint, the Company and certain other parties thereto, as amended (“MVNO Agreement”).

(b)	Effective as of the date hereof, the Company, for the benefit of each of Sprint and its controlling persons, officers, directors, stockholders, agents, Affiliates, employees, attorneys, advisors and assigns, past, present and future, in their capacity as such (each such person being a “Sprint Released Person”), hereby forever fully, unconditionally and irrevocably releases, waives and forever discharges, and covenants not to sue, for any Claim based on any event, fact, act, omission or failure to act by such Sprint Released Person, whether known or unknown, occurring or existing prior to the execution of this Amendment and arising out of or in connection with the Sprint Lawsuit. For the avoidance of doubt, this waiver and release and covenant not to sue shall not include any Claims arising out of or related to any obligations under, or breach of, the Merger Agreement or the MVNO Agreement.

(c)

Effective as of the date hereof, Sprint will not prosecute the Sprint Lawsuit against the Company or a Clearwire Released Person unless Sprint determines, in its good faith judgment, that there has been a breach of the Merger Agreement or this Amendment or of applicable fiduciary duties by the

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Company or a Clearwire Released Person after the date hereof, at which time Sprint may so prosecute and assert Facts in connection with such prosecution against the Company (but not against a Clearwire Released Person).

(d)	The release set forth in Section 4.9(a) shall not be construed in any way to limit Sprint’s rights or claims against DISH Network Corporation.

4.10 Indemnification. Sprint agrees to indemnify and hold harmless the Company and each Clearwire Released Person from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such person or entity may become subject relating to, arising out of or in connection the execution of this Amendment or its performance hereunder as a result of a claim by a party to the Company Equityholders’ Agreement that execution of the Voting and Sale Agreements violates Section 3.7 of the Company Equityholders’ Agreement.

5.	GENERAL

5.1 Full Force and Effect. Except to the extent specifically amended herein or supplemented hereby, the Merger Agreement remains unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the Merger Agreement, as amended by this Amendment. From and after the date of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Merger Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Merger Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

5.2 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

S-A-9

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

SPRINT NEXTEL CORPORATION

By: /s/ Charles Wunsch

Name: Charles Wunsch

Title: General Counsel, SVP & Corp. Sec.

COLLIE ACQUISITION CORP.

By: /s/ Charles Wunsch

Name: Charles Wunsch

Title: President

CLEARWIRE CORPORATION

By: /s/ Erik Prusch

Name: Erik Prusch

Title: CEO

S-A-10

ANNEX S-J

June 20, 2013

Special Committee of the Board of Directors

Clearwire Corporation

1475 120th Avenue NE

Bellevue, WA 98005

Audit Committee of the Board of Directors

Clearwire Corporation

1475 120th Avenue NE

Bellevue, WA 98005

Ladies and Gentlemen:

We understand that Clearwire Corporation (the “Company”) proposes to enter into a Third Amendment (the “Amendment”) to the Agreement and Plan of Merger, dated as of December 17, 2012 (as amended on April 18, 2013 and May 21, 2013), by and among the Company, Sprint Nextel Corporation (“Acquiror”) and Collie Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Acquiror (as amended, including by the Amendment, the “Merger Agreement”). Pursuant to the Merger Agreement, (a) Merger Sub will be merged with and into the Company (the “Transaction”) and (b) each share of Class A common stock, par value $0.0001 per share (the “Shares”), of the Company that is issued and outstanding immediately prior to the effective time of the Transaction (other than (x) Shares held by any holder who properly demands appraisal rights in respect of such Shares and has not effectively withdrawn such demand immediately prior to the effective time, (y) Shares held by Acquiror, SOFTBANK CORP. (“SoftBank”) and their respective affiliates and (z) Shares held by the Company or any wholly owned subsidiary of the Company or held in the Company’s treasury) will be converted into the right to receive an amount in cash equal to $5.00 (the “Consideration”). In addition, the Company has entered into a Note Purchase Agreement, dated as of December 17, 2012 (as amended on January 31, 2013 and February 26, 2013), by and among the Company, certain affiliates of the Company and Acquiror, pursuant to which Acquiror will purchase from certain affiliates of the Company exchangeable notes in the aggregate principal amount of up to $800 million (the “Interim Financing”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

The Special Committee of the Board of Directors of the Company (the “Special Committee”) has requested our opinion as to the fairness, from a financial point of view, to the holders of Shares (other than affiliates of the Company) of the Consideration to be paid to such holders pursuant to the Merger Agreement.

We have acted as financial advisor to the Special Committee in connection with, and have participated in certain of the negotiations leading to, the Transaction. We have received, and will receive, a fee for our services in connection with the Transaction, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates in a number of investment banking, financial advisory and merchant banking activities. We have not in the past two years provided investment banking or other services to the Company. We have not in the past two years provided, and are not currently providing, investment banking or other services to Acquiror or SoftBank. We may provide investment banking or other services to the Company, Acquiror, SoftBank or their respective affiliates in the future, for which we may receive compensation.

In connection with this opinion, we have reviewed, among other things: (i) the Merger Agreement (including a draft dated June 20, 2013 of the Amendment) and certain documents related to the Interim Financing; (ii) the Annual Reports on Form 10-K of the Company for the years ended December 31, 2009, 2010, 2011 and 2012;

S-J-1

Special Committee of the Board of Directors

Audit Committee of the Board of Directors

Clearwire Corporation

June 20, 2013

(iii) certain interim reports to stockholders, including Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company (the “Internal Data”). We have conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data, the Interim Financing and the strategic rationale for the Transaction. We have also reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, and we compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant. In addition, we conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have not assumed any responsibility for independent verification of any of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with the consent of the Special Committee, relied upon such information as being complete and accurate. In that regard, we have assumed, at the direction of the Special Committee, that the Internal Data has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at the direction of the Special Committee, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at the direction of the Special Committee, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at the direction of the Special Committee, that the final executed Amendment will not differ in any respect material to our analysis or this opinion from the draft Amendment reviewed by us and that the Transaction will be consummated in accordance with the terms of the Merger Agreement, without the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion. In addition, we have assumed that in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters under any state, federal, or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view herein as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. In connection with our engagement and at the direction of the Special Committee, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of certain assets of the Company. This opinion is limited to and addresses only the fairness, from a financial point of view, to the holders of Shares (other than affiliates of the Company), as of the date hereof, of the Consideration to be paid to such holders pursuant to the Merger Agreement. We have not been asked to, nor

S-J-2

Special Committee of the Board of Directors

Audit Committee of the Board of Directors

Clearwire Corporation

June 20, 2013

do we, express any view herein on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any term or aspect of the Interim Financing or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors, or other constituencies of the Company or any party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of Shares (other than affiliates of the Company) pursuant to the Merger Agreement or otherwise. Our opinion is necessarily based on economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee and the Audit Committee of the Board of Directors of the Company in connection with and for purposes of their consideration of the Transaction. This opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than affiliates of the Company) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ CENTERVIEW PARTNERS LLC

CENTERVIEW PARTNERS LLC

S-J-3

ANNEX S-K

E V E R C O R E     G R O U P     L.L.C.

June 20, 2013

The Board of Directors of

Clearwire Corporation

1475 120th Avenue Northeast

Bellevue, Washington 98005

Members of the Board of Directors:

Clearwire Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger, dated as of December 17, 2012 , with Sprint Nextel Corporation, a Kansas corporation (“Parent”), and Collie Acquisition Corp. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Parent, which such Agreement and Plan of Merger was amended on April 18, 2013 and May 21, 2013 (the “Agreement”). We understand that the Parties to the Agreement intend to further amend the Agreement as of the date hereof. Pursuant to the Agreement as amended, Merger Sub will be merged with and into the Company in a merger (the “Merger”) in which all of the issued and outstanding shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”), other than shares owned by SOFTBANK CORP., Parent or any wholly owned subsidiary of Parent and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $5.00 per share, in cash without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Agreement.

The Board of Directors has asked us whether, in our opinion, the Merger Consideration to be received by the holders of shares of Class A Common Stock (other than affiliates of the Company), pursuant to the Agreement as amended is fair, from a financial point of view, to such holders.

In connection with rendering our opinion, we have, among other things:

(i) reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii) reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by management of the Company;

(iii) reviewed certain non-public projected financial data relating to the Company prepared and furnished to us by management of the Company (the “Management Projections”);

(iv) discussed with management of the Company, the Company’s past and current operations, financial projections and current financial condition, including the Company’s liquidity position and capital needs (and including management’s views on the risks and uncertainties related to the foregoing);

(v) reviewed the reported prices and the historical trading activity of the shares of Class A Common Stock;

(vi) compared the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

(vii) reviewed the Agreement, including the First Amendment to Agreement and Plan of Merger, dated April 18, 2013, the Second Amendment to Agreement and Plan of Merger, dated May 21, 2013, and a draft of the

S-K-1

proposed amendment to the Agreement dated June 20, 2013, which we have assumed is in substantially final form and from which we assume the final form will not vary in any material respect to our analysis;

(viii) reviewed the Note Purchase Agreement, dated December 17, 2012, the First Amendment to Note Purchase Agreement, dated January 31, 2013, the Second Amendment to Note Purchase Agreement, dated February 26, 2013, and the indenture relating to the Notes, dated March 1, 2013; and

(ix) performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the Management Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company under the business assumptions reflected therein. We express no view as to any projected financial data relating to the Company or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement as amended are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement as amended and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the benefits to the holders of the Class A Common Stock in the Merger.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. You have advised us that the Company does not expect to generate cumulative positive cash flows during the next twelve months, that the Company will need to raise substantial additional capital to fund its business and meet its financial obligations beyond the next twelve months and that the ability of the Company to successfully fulfill its additional capital needs in a timely manner is uncertain. In arriving at our opinion, we have taken these views into account, as well as the impact of the Company’s liquidity position and capital needs on the execution of the Company’s business plan.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Class A Common Stock (other than affiliates of the Company), from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed Merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We do not express any view on, and our opinion does not address, the fairness of the transactions contemplated by the Note Purchase Agreement or the values of the constituent elements of that transaction. We have assumed that any modification to the structure of the transaction will not affect our analysis in any material respect. Our opinion does not

S-K-2

address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the shares of Class A Common Stock or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Class A Common Stock should vote or act in respect of the Merger. We express no opinion herein as to the price at which shares of the Company will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Company in connection with the Merger and in accordance with the terms of our engagement letter with the Company, we were paid an initial fee at the time we were engaged by the Company on behalf of the Board of Directors as well as an additional fee for our services upon the rendering to the Board of Directors our opinion, dated December 16, 2012, in connection with certain aspects of the Agreement. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Merger is consummated. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and Parent pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Company or Parent or their respective affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the shares of Class A Common Stock (other than affiliates of the Company).

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Daniel B. Mendelow
Daniel B. Mendelow Senior Managing Director

S-K-3

GREEN PROXY CARD

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to special meeting day.

VOTE BY INTERNET – WWW.CESVOTE.COM

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to the special meeting date. Have your proxy card in hand when you access the web site and follow the instructions to create an electronic voting instruction form.

OR

VOTE BY TELEPHONE – 1-888-693-8683

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to the special meeting date. Have your proxy card in hand when you call and then follow the instructions.

OR

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided to: Clearwire Corporation, c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING:

THE PROXY STATEMENT IS AVAILABLE AT HTTP://WWW.VIEWOURMATERIAL.COM/CLWR

CONTROL NUMBER è

ê If submitting a proxy by mail, please sign and date the card below and fold and detach card  at perforation before mailing. ê

PROXY CARD	CLEARWIRE CORPORATION
THIS PROXY IS SOLICITED BY BOARD OF DIRECTORS
SPECIAL MEETING OF STOCKHOLDERS
JULY 8, 2013

The stockholder(s) hereby appoint(s) Erik E. Prusch, Broady R. Hodder and Hope F. Cochran, and each of them singly, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and/or Class B Common Stock of Clearwire Corporation that the stockholder(s) is/are entitled to vote at the Special Meeting of stockholders of Clearwire Corporation to be held at 10:30 a.m. PDT on July 8, 2013, at the Highland Center, and any adjournments or postponements thereof.

Signature

Signature (Capacity)

Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, please sign full corporate name by authorized officers, giving full title as such. If a partnership, please sign in partnership name by authorized person, giving full title as such

Continued and to be signed on the reverse side

CLEARWIRE CORPORATION

SPECIAL MEETING OF STOCKHOLDERS

SIGN, DATE AND MAIL YOUR PROXY TODAY,

UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE.

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY INTERNET, MAIL OR TELEPHONE, MUST BE RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME THE DAY PRIOR TO THE SPECIAL MEETING TO BE INCLUDED IN THE VOTING RESULTS. ALL VALID PROXIES RECEIVED PRIOR TO THE MEETING WILL BE VOTED.

ê If submitting a proxy by mail, please sign and date the card and fold and detach card at perforation before mailing. ê

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors recommendations to vote FOR proposals 1 through 5.

The Board of Directors recommends you vote FOR Proposals 1 through 5.

1.	Adoption of the Agreement and Plan of Merger, dated as of December 17, 2012, as amended from time to time, which we refer to as the Merger Agreement, by and among Sprint Nextel Corporation, which we refer to as Sprint, Collie Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Sprint, which we refer to as Merger Sub, and the Company.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	The approval of the Charter Amendment Proposal:

	2A:	Amendment to the Company’s amended and restated certificate of incorporation to increase the Company’s authorized shares of Class A common stock, par value $0.0001 per share, which we refer to as the Class A Common Stock, by 1,019,162,522 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2B:	Amendment to the Company’s amended and restated certificate of incorporation to increase the Company’s authorized shares of Class B common stock, par value $0.0001 per share, which we refer to as the Class B Common stock, by 1,019,162,522 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	The approval of the NASDAQ Authorization Proposal:

	3A:	Authorization of the issuance of the Class A Common Stock that may be issued upon exchange of Clearwire Communications, LLC’s and Clearwire Finance, Inc.’s 1.00% Exchangeable Notes due 2018, or issued upon the exchange of the Class B Interests issued upon exchange of the 1.00% Exchangeable Notes due 2018 in accordance with Rule 5635(d) of the NASDAQ Listing Rules.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3B:	Authorization of the issuance of the Class B Common Stock that may be issued upon exchange of Clearwire Communications, LLC’s and Clearwire Finance, Inc.’s 1.00% Exchangeable Notes due 2018 in accordance with Rule 5635(d) of the NASDAQ Listing Rules.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement, to amend the Certificate of Incorporation or to authorize the issuance of additional Class A Common Stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Advisory approval vote on certain compensation arrangements for the Company’s named executive officers in connection with the merger.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Continued and to be signed on the reverse side